UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant    ☒

Filed by a party other than the registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CYS Investments, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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890 Winter Street, Suite 200

Waltham, Massachusetts 02451

March 28, 2014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of K&L Gates LLP, State Street Financial Center, One Lincoln Street, 19th Floor, Boston, Massachusetts 02111, on Friday, May 9, 2014, at 9:00 a.m., Eastern Time, for the purposes set forth below:

1.	To elect the Board of Directors, with each director serving a one-year term and until his or her successor is elected and qualified;

2.	To hold an advisory vote on named executive officer (“NEO”) compensation;

3.	To ratify the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

**PLEASE VOTE NOW**	YOUR VOTE IS IMPORTANT	**PLEASE VOTE NOW**

Stockholders of record at the close of business on March 7, 2014 will be entitled to notice of and to vote at the Annual Meeting. It is important your shares are represented at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting in person, please vote your shares as promptly as possible via the internet, by telephone, or by signing, dating, and returning your proxy card. Voting promptly saves us the expense of a second mailing or telephone campaign and reduces the risk that the Annual Meeting is adjourned because of the lack of a quorum. Voting via the internet or by telephone helps reduce postage and proxy tabulation costs.

Stockholders please note that the New York Stock Exchange regulations require you to vote this proxy in order for your shares to be counted in proposals (1) and (2). Your broker will not have any discretion to vote your shares on your behalf for these matters without direction from you.

If you wish to attend the Annual Meeting in person, please register in advance by emailing Investor Relations at ir@cysinv.com or by phone at (617) 639-0440. Attendance at the Annual Meeting will be limited to persons that register in advance and present proof of stock ownership on the record date and picture identification. If you hold shares directly in your name as the stockholder of record, proof of ownership could include a copy of your account statement or a copy of your stock certificate(s). If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of stock ownership could include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your shares at the meeting and hold your shares through an intermediary, you must request a “legal proxy” from your broker, bank or other nominee and bring this legal proxy to the meeting.

We have enclosed a proxy statement, proxy card and self-addressed envelope. Please complete, date and sign the proxy card and return it promptly in the envelope provided, which requires no postage if mailed in the United States. As detailed on the proxy card, you also may vote by telephone or on the internet. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas A. Rosenbloom

Secretary

2014 ANNUAL MEETING OF STOCKHOLDERS

OF

CYS INVESTMENTS, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of CYS Investments, Inc. (the “Company,” “we,” “us” or “our”) for use at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 9, 2014, at 9:00 a.m., Eastern Time, at the offices of K&L Gates LLP, State Street Financial Center, One Lincoln Street, 19th Floor, Boston, Massachusetts 02111, and at any adjournment or postponement of the meeting, and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the accompanying proxy card and our annual report to stockholders, which includes our annual report on Form 10-K with audited financial statements for the year ended December 31, 2013, are first being sent to our stockholders on or about April 1, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on Friday, May 9, 2014: This proxy statement, the accompanying proxy card and our annual report to stockholders are available on the internet at www.cysinv.com. On this site, you will be able to access this proxy statement, the accompanying proxy card, our annual report to stockholders, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

QUESTIONS AND ANSWERS

Q.	How will we solicit proxies for the Annual Meeting?

A.	We are soliciting proxies by mailing this proxy statement and proxy card to our stockholders. In addition to solicitation by mail, some of our directors, officers and employees may make additional solicitations by telephone or in person without extra pay. In addition, we have retained Georgeson Inc. (“Georgeson”) to assist us in the solicitation of proxies. We will pay Georgeson a proxy solicitation fee in the amount of $8,500, and we will reimburse Georgeson for its reasonable out of pocket costs and expenses incurred in connection with the solicitation of proxies. We will pay the solicitation costs and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

Q.	Who is entitled to vote?

A.	All stockholders of record as of the close of business on March 7, 2014, which is the record date, are entitled to vote at the Annual Meeting.

Q.	What is the quorum for the Annual Meeting?

A.

A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 162,024,461 shares of our common stock were issued and outstanding. If less than a majority of our outstanding shares entitled to vote are represented at the Annual Meeting, the chairman of the meeting may adjourn or postpone the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 7, 2014. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment or postponement is taken.

Q.	How many votes do I have?

A.	You are entitled to one vote for each whole share of our common stock you held as of the record date. Our stockholders do not have the right to cumulate their votes for directors.

Q.	How do I vote?

A.	You may vote your shares at the Annual Meeting in person. If you cannot attend the Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend the Annual Meeting, you may vote by duly authorized proxy on the internet, by telephone or by mail. Maryland law provides that a vote by internet or telephone carries the same validity as your completion and delivery of a proxy card.

In order to vote on the internet, you must first go to http://www.investorvote.com/cys if you are a registered stockholder, or to http://www.proxy.com if you hold your shares through a broker. In either case, please have your proxy card in hand and follow the instructions.

In order to vote by telephone, you must call 1-(800)-652-VOTE if you are a registered stockholder or 1-(800)-454-VOTE if you hold your shares through a broker. In either case, please have your proxy card in hand and follow the instructions.

In order to vote by mail, please complete, date, sign and return the proxy card in the self-addressed stamped envelope provided.

Authorizing your proxy by one of the methods described above will not limit your right to attend the Annual Meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions. If you fail to provide instructions on a properly submitted proxy, your proxy will vote, as recommended by the Board of Directors, to elect (FOR) the director nominees listed in “Proposal 1—Election of Directors,” to approve (FOR) our NEO compensation as listed in “Proposal 2—Advisory Vote on Named Executive Officer Compensation” and in favor (FOR) of “Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Q.	How do I vote my shares that are held by my broker?

A.	If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the internet.

Q.	What am I voting on?

A.	You will be voting on:

•	Proposal 1: the election of eight directors to hold office until our 2015 annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: an advisory vote on NEO compensation; and

•	Proposal 3: the ratification of the appointment of Deloitte & Touche LLP to act as our independent registered public accounting firm for the year ending December 31, 2014.

Q.	What vote is required to approve the proposals assuming that a quorum is present at the Annual Meeting?

A.	Proposal	Required Vote to Approve the Proposal
	Election of Directors	A plurality of the votes cast.

	Advisory Vote on NEO Compensation	A majority of the votes cast.

	Ratification of the Appointment of out Independent Registered Public Accounting Firm	A majority of the votes cast.

Q.	How are abstentions and broker non-votes treated?

A.	A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not count “for” or “against” the election of directors, the advisory vote regarding NEO compensation or the ratification of Deloitte & Touche LLP as our independent public accountants, and thus will have no effect on the result of the vote on these proposals.

Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms may have the discretionary authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of the independent registered public accounting firm. The uncontested election of directors is not considered a “routine” matter for purposes of broker discretionary voting. Additionally, the Securities and Exchange Commission (the “SEC”) has specifically prohibited broker discretionary voting of uninstructed shares with respect to the advisory vote on NEO compensation.

Q.	Will there be any other items of business on the agenda?

A.	The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q.	What happens if I submit my proxy without providing voting instructions on all proposals?

A.	Proxies properly submitted will be voted at the Annual Meeting in accordance with your directions. If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted to elect (FOR) each of the director nominees listed in “Proposal 1—Election of Directors,” to approve (FOR) our NEO compensation as listed in “Proposal 2—Advisory Vote on Named Executive Officer Compensation” and in favor (FOR) of “Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm,” as applicable.

Q.	Will anyone contact me regarding this vote?

A.	No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Some of our directors, officers and employees may make solicitations. Such solicitations may be made by mail, telephone, facsimile, e-mail or in person.

Q.	Who has paid for this proxy solicitation?

A.	We have paid the entire expense of preparing, printing and mailing the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors, officers or employees personally or by telephone without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q.	May stockholders ask questions at the Annual Meeting?

A.	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q.	What does it mean if I receive more than one proxy card?

A.	It probably means your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q.	Can I change my vote after I have voted?

A.	Yes. Proxies properly submitted by mail, phone or the internet do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting by mail, phone or the internet a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q.	Can I find additional information on the Company’s web site?

A.	Yes. Our web site is located at www.cysinv.com. Although the information contained on our web site is not part of this proxy statement, you can view additional information on the web site, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. Each director serves a one-year term and until his or her successor is duly elected and qualified. The term for each director expires at each annual meeting of stockholders. Our nominating and corporate governance committee reviews, considers and analyzes the composition of our Board or Directors on an ongoing basis. For the 2014 Annual Meeting, our nominating and corporate governance committee concluded that all of our current Board members should be nominated to serve another term, and our Board of Directors agreed with this conclusion.

At the 2014 Annual Meeting, directors will be elected to serve until the 2015 annual meeting and until their successors are duly elected and qualified. The Board of Directors has nominated our current directors, Kevin E. Grant, Tanya S. Beder, Douglas Crocker, II, Jeffrey P. Hughes, Stephen P. Jonas, Raymond A. Redlingshafer, Jr., James A. Stern and David A. Tyson, PhD to serve as directors (each, a “Nominee” and collectively, the “Nominees”) until the 2015 annual meeting and until their successors are duly elected and qualified. The Board of Directors anticipates that each Nominee will serve, if elected, as a director. However, if any Nominee is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR each Nominee.

Information Regarding the Nominees

We believe that all of the Nominees are intelligent, insightful, diligent, knowledgeable and proactive with respect to management and risk oversight and exercise good judgment. The biographical descriptions below set forth certain information with respect to each nominee for election as a director at the Annual Meeting, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that such person should serve as a director.

Name	Age	Background Information
Kevin E. Grant	53	Mr. Grant has served as our Chief Executive Officer, President and the Chairman of our Board of Directors since he founded the Company in January 2006. Mr. Grant also has served as our Chief Investment Officer since September 2011. Mr. Grant formed Sharpridge Capital Management, L.P. (“Sharpridge”), which was one of the sub-advisors to our former manager, in January 2005. Mr. Grant served as Chief Executive Officer of Sharpridge from its formation until its dissolution in February 2012. Mr. Grant served as the Chief Executive Officer and President of our former manager from January 2006 until August 2011. Prior to forming Sharpridge, Mr. Grant was Vice President and Portfolio Manager at Fidelity Investments (“Fidelity”). As a Portfolio Manager of Fidelity, Mr. Grant had direct or indirect responsibility for management of fixed income assets in mutual funds and institutional separate accounts. Over the course of his career at Fidelity, Mr. Grant’s mutual fund responsibilities included the Mortgage Securities Fund, Investment Grade Bond Fund, Total Bond Fund, the fixed income portion of Fidelity Puritan Fund and Strategic Income Fund. In addition, Mr. Grant managed many separate accounts for Fidelity’s institutional clients. Prior to joining Fidelity in 1993, Mr. Grant was head of Mortgage Strategy for Morgan Stanley & Co. Incorporated. He began his investing career at Aetna Bond Investors in 1985.

We believe that Mr. Grant should serve as a member of our Board of Directors due to his long and distinguished career as a residential mortgage-backed securities and fixed income portfolio manager, and due to his

Name	Age	Background Information

		knowledge and commitment to the Company as its founder, Chief Executive Officer and President.

Tanya S. Beder	58

Ms. Beder has served as a member of our Board of Directors since May 2012. Ms. Beder currently serves as the Chairman & CEO of SBCC Group Inc. (“SBCC”), which she founded in 1987. SBCC is an independent advisory firm whose projects include assisting corporate management, institutional investors, large financial firms and other clients in solving complex financial problems under crisis and providing strategic advice to seize opportunities. Ms. Beder also currently serves on the board of the American Century mutual fund complex in Mountain View, California, where she chairs the Risk Committee, is a member of the Audit & Compliance Committee and is a member of the Portfolio Committee. Previously, Ms. Beder was the Chief Executive Officer of Tribeca Global Management LLC, a $2.6 billion fund with operations in Singapore, London and New York; Managing Director of Caxton Associates LLC, a $10 billion asset management firm; and President of Capital Market Risk Advisors, Inc. Ms. Beder also spent time in various positions with The First Boston Corporation (now Credit Suisse) where she was a part of the first team of derivatives traders and marketers for currency and interest rate swaps, caps, collars, floors, futures and options, designed and established a fixed income research area regarding derivatives and applications to mortgage-backed securities, collateralized mortgage obligations and asset-backed securities and capital market transactions. In January 2013, Ms. Beder was appointed to the Presidents’ Circle of the National Academies, after serving 6 years at the National Academy of Sciences on the Board of Mathematics and their Applications. Ms. Beder also serves on the Advisory Board of the Columbia University Financial Engineering Program, the Mathematical Finance Advisory Board of New York University, on the board of the International Association of Quantitative Finance Engineers (“IAFQ”) where she is co-chair of the Investor Risk Committee and serves as a Trustee at the Institute for Pure and Applied Mathematics at UCLA. Ms. Beder is an appointed Fellow of the International Center for Finance at Yale and teaches a course on the future of finance at Stanford.

Due to Ms. Beder’s ongoing fixed income, derivatives and risk management experience, we believe Ms. Beder should continue to serve as a member of our Board of Directors.

Douglas Crocker, II	73	Mr. Crocker has served as a member of our Board of Directors since November 2006. Mr. Crocker is currently a director of Ventas, Inc. (NYSE: VTR), a health care real estate investment trust (“REIT”). Mr. Crocker serves as a trustee for Acadia Realty Trust (NYSE: AKR), a REIT that owns and operates shopping centers. From March 1993 through December 2002, Mr. Crocker was Chief Executive Officer, President and a trustee of Equity Residential (NYSE: EQR), an apartment REIT, and served as that company’s Vice Chairman from January 2003 through May 2003. Mr. Crocker formerly served as a trustee of DePaul University. Mr. Crocker is a former Chairman of the Multifamily Council of the Urban Land Institute and former member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Crocker is a past Chairman of the National Multi Housing Council. Mr. Crocker has also served as a director of REIS Inc. (NASDAQ: REIS), Post Properties, Inc.

Name	Age	Background Information

(NYSE: PPS) and Reckson Associates Realty Corp. within the past five years, although he no longer serves as a director of any of these companies.

Due to Mr. Crocker’s significant experience as an executive officer and director of other publicly traded REITs, we believe Mr. Crocker should serve as a member of our Board of Directors.

Jeffrey P. Hughes	73

Mr. Hughes has served as a member of our Board of Directors since February 2006. Mr. Hughes is Vice Chairman of The Cypress Group (“Cypress”). At Cypress, Mr. Hughes is the principal operating officer and advises and assists on investments, primarily in the financial services area. Mr. Hughes has served as a director of CPI International Inc. (NASDAQ: CPII), Scottish Re Group Limited, Financial Guaranty Insurance Company and Medicus Insurance Holdings, Inc. within the past five years, although he no longer serves as a director of any of these companies. Prior to founding Cypress in 1994, Mr. Hughes was a senior investment banker with Lehman Brothers Inc. and its predecessors (“Lehman”), which he joined in 1968 and was elected partner in 1976. Over the course of his career at Lehman, Mr. Hughes established the firm’s private financing department, served as a senior investment banker for industrial, energy and consumer products companies and was head of its financial institutions group. Mr. Hughes began his career as an attorney with Simpson Thacher & Bartlett LLP.

Due to Mr. Hughes’ significant investment and capital markets experience as well as his experience as a director of other public companies, we believe Mr. Hughes should serve as a member of our Board of Directors.

Stephen P. Jonas	61

Mr. Jonas has served as a member of our Board of Directors since September 2009. Mr. Jonas retired in 2007 as Executive Director of Fidelity Management & Research Company, the investment management organization of Fidelity, one of the largest mutual fund companies in the United States. Mr. Jonas was a member of Fidelity’s Management Committee and served on Fidelity’s Board of Directors as well as the Board of Trustees of the Fidelity Funds. Mr. Jonas joined Fidelity in 1987 as Vice President of Finance for the retail customer phone operations. He then held a series of senior operational and financial positions, which included Chief Financial Officer of Fidelity Management & Research Company, Chief Financial Officer of Fidelity Brokerage Group and Chief Financial Officer of Fidelity Personal Investments and Brokerage Group. Mr. Jonas served as Executive Vice President and Chief Financial Officer of Fidelity from 1998 to 2002, and Chief Administrative Officer until 2004, when he was named President of Enterprise Operations and Risk Services. He was appointed to his last position in 2005 and retired in 2007, when he was responsible for the investment management of $1.2 trillion of mutual fund assets. Prior to joining Fidelity, Mr. Jonas was with Wang Laboratories in Lowell, Massachusetts from 1978 to 1987, where he held a series of senior financial and operational positions in the Customer Services Division. Previously, he was Chief Financial Officer for Graphic Systems, Inc. in Hudson, New Hampshire from 1975 to 1978. Mr. Jonas is currently an Honorary Trustee and member of the investment committee at Simmons College in Massachusetts.

Name	Age	Background Information

		Due to his significant experience as a chief financial officer, a director and a risk manager at Fidelity, we believe Mr. Jonas should serve as a member of our Board of Directors.

Raymond A. Redlingshafer, Jr.	58

Mr. Redlingshafer has served as a member of our Board of Directors since November 2006. Mr. Redlingshafer is a Senior Managing Director with Clayton Holdings, LLC (“Clayton”), a financial services firm that provides risk analysis, loss mitigation and operational solutions to the mortgage industry. Prior to joining Clayton in January 2010, Mr. Redlingshafer was a Managing Director and an independent consultant for the Pentalpha Capital Group (“Pentalpha”), an independent financial services firm that provides advisory and consulting services related to the capital markets and operating issues affecting the global credit markets, from December 2007 to January 2010. Prior to working as an independent consultant for and subsequently joining Pentalpha, Mr. Redlingshafer was a Managing Director of KC Partners, a private equity firm, from October 2006 to October 2007. Mr. Redlingshafer was President and Chief Investment Officer of New York Mortgage Trust, Inc. (“New York Mortgage Trust”) (NASDAQ: NYMT) from March 2003 to July 2005. Mr. Redlingshafer also served as a director of New York Mortgage Trust, although he no longer serves as a director there. While Mr. Redlingshafer was at New York Mortgage Trust, it was a REIT that focused on owning and managing a leveraged portfolio of residential mortgage-backed securities. Prior to joining New York Mortgage Trust, from January 2000 to April 2001 Mr. Redlingshafer was a Managing Director of Pedestal Capital Markets, Inc., an institutional mortgage-backed security trading platform. As a Vice President of Mortgage Capital Markets at Salomon Brothers from 1998 to 2000, Mr. Redlingshafer had roles in sales, trading and finance, working with origination as well as buy-side accounts. Prior to Salomon Brothers, Mr. Redlingshafer was National Director of Securities Marketing for the Federal Home Loan Mortgage Corporation (“Freddie Mac”), where he managed a sales team which marketed Freddie Mac securities to institutional fixed income investors. Prior to becoming the National Director of Securities Marketing for Freddie Mac, Mr. Redlingshafer held a number of positions at the firm, including starting the Adjustable Rate Mortgage trading desk. Mr. Redlingshafer began his career with Goldman Sachs & Co. as a whole loan mortgage trader and was one of the original members of the firm’s mortgage department.

Due to his experience in the residential mortgage-backed securities market, we believe Mr. Redlingshafer should serve as a member of our Board of Directors.

James A. Stern	63

Mr. Stern has served as a member of our Board of Directors since February 2006. Mr. Stern is the Chairman and Chief Executive Officer of Cypress. At Cypress, Mr. Stern manages the firm’s investing activities and serves as a director of Affinia Holdings. Mr. Stern has also served as a director of Medpointe Inc., Cooper-Standard Automotive Inc. and Lear Corporation

(NYSE: LEA) within the past five years, although he no longer serves as a director of any of these companies. Prior to founding Cypress in 1994, Mr. Stern was head of Lehman’s Merchant Banking Group. Over the course of his career at Lehman, Mr. Stern was a member of the firm’s management

Name	Age	Background Information

committee and co-head of investment banking. In addition to his business activities, Mr. Stern was a member of Tufts University’s Board of Trustees from 1982 to 2013.

Due to his significant investment and capital markets experience as well as his experience as a director of other public companies, we believe Mr. Stern should serve as a member of our Board of Directors.

David A. Tyson, PhD	56

Mr. Tyson has served as a member of our Board of Directors since April 2006. Mr. Tyson is President of RiversEdge Portfolio Advisors LLC (“RiversEdge”), an investment risk management consultancy based in Connecticut. Starting in 2010, RiversEdge also began to provide consulting services through Capital Markets Risk Advisors. Mr. Tyson also founded RiversEdge Convertible Portfolio Advisors in 2007 to manage convertible portfolios for institutional accounts. Prior to founding RiversEdge, Mr. Tyson held several financial roles at Travelers Life & Annuity (“Travelers”), and Citigroup’s other proprietary insurance companies. Mr. Tyson was Vice Chairman of Citigroup Investments from 2000 until 2003 and Chief Investment Officer of Traveler’s and Citigroup’s other proprietary insurance companies from 2000 until 2004. From 1994 until 2000, Mr. Tyson held the position of President and Chief Operating Officer of Travelers Asset Management International Corporation and served as Chairman and Chief Executive Officer from 2000 to 2004. Over the course of his 19-year career at Travelers, Mr. Tyson was responsible for global fixed income asset class management and asset-liability matching for Citigroup’s insurance companies. In addition, Mr. Tyson managed third party hedge fund investments, internal hedge fund groups, specialty fixed income groups, and a registered investment advisor which had oversight responsibility for strategies including collateralized debt obligations, syndicated bank loans, core and specialty fixed income variable annuity funds, and many third party insurance accounts. During Mr. Tyson’s tenure at Traveler’s, Mr. Tyson oversaw all of their derivatives activity and was actively involved in all of Traveler’s alternative and special investments. Mr. Tyson has served on numerous insurance and fiduciary investment management committees including the Global Asset Liability Committee for all of Citigroup. Prior to joining Travelers in 1985, Mr. Tyson was with Equitable Investment Management Company from 1979 to 1985.

Due to his significant investment and risk management experience, we believe Mr. Tyson should serve as a member of our Board of Directors.

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors be independent. Our Board of Directors has adopted the categorical standards prescribed by the NYSE to assist the Board of Directors in evaluating the independence of each of the Nominees. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and establish thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a Nominee under the categorical standards and the Board of Directors determines, taking into account all facts and circumstances, that no other material relationship between the Company and the director exists of a type not specifically mentioned in the categorical standards, the Board of Directors will deem such

Nominee to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

•

a director who is, or who has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;

•

a director who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company (excluding director and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•

(i) a director who is or whose immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) a director who is a current employee of such a firm; (iii) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

a director who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee; or

•

a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Directors has determined that the following members of our Board of Directors are independent: Ms. Beder and Messrs. Crocker, Hughes, Jonas, Redlingshafer, Stern and Tyson. We presently have eight directors, including these seven independent directors.

Executive Sessions of our Non-Management Directors

As required by the NYSE rules, the independent directors, or sometimes referred to as the non-management directors or the non-employee directors, of our Board of Directors regularly meet in executive session, without management present. Generally, these executive sessions occur either before or after a regularly scheduled meeting of the Board of Directors, and, in some instances, both before and after a board meeting or independently from a regularly scheduled meeting of the Board. Our lead independent director, Mr. Jonas, presides over such executive sessions. In 2013, the independent directors of the Board of Directors met in executive session 11 times without management.

We have implemented procedures for interested parties, including stockholders, who wish to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full Board of Directors, provides a confidential, candid and effective method of relaying any interested party’s concerns or comments. See “—Communication with the Board of Directors, Independent Directors and the Audit Committee.”

Board Committees

Our Board of Directors has established and adopted a written charter for an audit committee, compensation committee, and nominating and corporate governance committee. Each of the audit committee and the compensation committee currently have four directors, and the nominating and corporate governance committee currently has five directors. Each of these committees is composed exclusively of independent directors, as defined in the rules and listing qualifications of the NYSE and, with respect to the members of the audit committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee

Mr. Tyson, one of our independent directors, chairs our audit committee and serves as our “audit committee financial expert,” as that term is defined by the SEC. Ms. Beder and Messrs. Jonas and Redlingshafer are also members of the audit committee. The audit committee is responsible for, among other things, reviewing and discussing with management and our independent public accountants our annual and quarterly financial statements, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the performance and independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Our audit committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee. Each member of the audit committee is financially literate and able to read and understand fundamental financial statements. None of the audit committee members serve on audit committees of other public companies. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The audit committee is responsible for reviewing any transactions that involve potential conflicts of interest, including any potential conflicts involving executive officers, directors and their immediate family members. See “Code of Business Conduct and Ethics.” Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board of Directors has not adopted a written policy for evaluating conflicts of interests. In the event a conflict of interest arises, the audit committee will review, among other things, the facts and circumstances of the conflict, our applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and the NYSE continued listing rules and regulations, and may consider the advice of counsel, before making any decisions regarding the conflict.

In addition, the audit committee is responsible for reviewing and approving “related person transactions.” See “Certain Relationships and Related Transactions—Related Person Transaction Policy.”

The audit committee held five meetings in 2013.

Compensation Committee

Mr. Crocker chairs our compensation committee. Ms. Beder and Messrs. Hughes and Stern are members of the compensation committee. The compensation committee exercises all powers delegated to it by the Board of Directors in connection with compensation matters, which include reviewing the Company’s overall executive officer and director compensation structure, policies and programs, making determinations as to appropriate levels of executive officer compensation, administering the issuance of any equity awards under our 2013 Equity Incentive Plan (the “2013 Plan”), administering the issuance of any incentive compensation issued under our 2013 Incentive Compensation Plan (the “Bonus Plan”), making recommendations to the Board of Directors with respect to the 2013 Plan and the Bonus Plan and any other incentive compensation plans and equity-based plans and other compensation-related matters; however, as described in “Compensation Disclosure & Analysis,” the compensation committee concluded that the Board of Directors should make the bonus determinations using the Bonus Plan as a guide. Our compensation committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee.

Since 2011, the compensation committee has retained FTI Consulting, Inc. (“FTI”) to help the compensation committee create a fair, reasonable and balanced compensation program for our directors and our executive officers that will motivate and reward these individuals for performance while closely aligning their interests with the interests of our stockholders. Under this engagement, FTI engages in periodic discussions with the compensation committee to review current trends and significant developments in the areas of employment contracts, compensation plans and philosophies and changes in tax and accounting rules that affect compensation.

The compensation committee held 11 meetings in 2013.

Nominating and Corporate Governance Committee

Mr. Redlingshafer chairs our nominating and corporate governance committee. Messrs. Crocker, Hughes, Stern and Tyson are members of the nominating and corporate governance committee. The nominating and corporate governance committee (i) is responsible for seeking, considering and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders, (ii) makes recommendations to the Board of Directors regarding candidates to fill vacancies in the Board of Directors, (iii) periodically prepares and submits to the Board of Directors for adoption the committee’s selection criteria for director nominees, (iv) reviews and makes recommendations on matters involving general operation of the Board of Directors and our corporate governance, (v) annually recommends to the Board of Directors nominees for each committee of the Board of Directors and (vi) reviews periodically with the Board of Directors the succession plans with respect to the Chief Executive Officer. In addition, the nominating and corporate governance committee annually facilitates the assessment of the Board of Directors’ performance as a whole and of the individual directors and officers and reports thereon to the Board of Directors. Our nominating and corporate governance committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee.

The nominating and corporate governance committee held six meetings in 2013.

Other Committees

Our Board of Directors may from time to time establish other committees to facilitate the management of the Company.

Code of Business Conduct and Ethics

Our Board of Directors has established a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics of our executive officers or directors may be made only by our Board of Directors or one of its committees.

Our code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an officer, director or employee except under guidelines approved by the Board of Directors. Our code of business conduct and ethics requires any employee to report any actual conflict of interest to a supervisor, manager or other appropriate personnel.

Board Meetings

The Board of Directors held 13 meetings (including regularly scheduled and special meetings) in 2013, and each director attended at least 75% of the board meetings and each director’s respective committee meetings.

Director Attendance at the Annual Meeting

The Company has a policy that directors attend the annual meeting of stockholders; however, some or all of our directors may be unable to attend the 2014 Annual Meeting due to scheduling conflicts or other obligations that may arise. All of our directors attended our 2013 annual meeting of stockholders.

Director Education

To assist members of the Board of Directors in remaining current with their board duties, committee responsibilities and industry developments, we encourage our directors to participate in various board member education programs, including but not limited to those sponsored by the NYSE-Corporate Board Member Board Education Program and the National Association of Corporate Directors. These programs offer our directors access to a wide range of in-person, peer-based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments.

Compensation Committee Interlocks and Insider Participation

Ms. Beder and Messrs. Crocker, Hughes, Jonas, Redlingshafer, Stern and Tyson served on our compensation committee for some portion, if not all, of our fiscal year ended December 31, 2013. None of the members of our compensation committee is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Director Compensation for 2013

Our chairman of the board is the only member of our Board of Directors who also serves as one of our executive officers or employees and does not receive additional compensation for serving on our Board of Directors. In the future, to the extent our chairman of the board is not one of our executive officers or employees, the chairman may be entitled to receive an annual retainer fee, a fee for each full board meeting attended in person or telephonically and/or a fee for each committee meeting attended in person or telephonically and that occurs on a date different from a full board meeting date at the discretion of the compensation committee of our Board of Directors. In 2013, each independent director received $16,250 per quarter, payable in shares of our restricted common stock, and $6,250 per quarter, payable in cash. Shares of restricted stock that we granted to our directors in 2013 are subject to forfeiture restrictions that lapse on the first anniversary of the date of each grant, upon the death or disability of the grantee or in the event of a change in control occurring while the grantee is providing services to us. The restricted shares granted to our independent directors relating to the first and second quarter of 2013 were issued pursuant to our 2006 Stock Incentive Plan (the “2006 Plan”), and the restricted shares granted to our independent directors relating to the third and fourth quarters of 2013 were issued pursuant to the 2013 Plan, which was approved by our stockholders at our 2013 annual meeting of stockholders on May 10, 2013. Furthermore, the chairperson of our audit committee received an additional annual cash retainer of $15,000, and each other member of our audit committee received an additional annual cash retainer fee of $5,000. The chairperson of our compensation committee received an additional annual cash retainer of $12,500, and each other member of our compensation committee received an additional annual cash retainer fee of $4,000. The chairperson of our nominating and corporate governance committee received an additional cash retainer of $10,000. Our lead independent director received an additional annual cash retainer of $15,000. We also reimbursed our directors for their reasonable travel expenses incurred in connection with their attendance at full board and committee meetings.

The following table summarizes the compensation that we paid to certain of our directors in 2013:

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Tanya S. Beder	$32,000	$63,696	$95,696
Douglas Crocker, II	37.500	63,696	101,196
Jeffrey P. Hughes	27,000	63,696	90,696
Stephen P. Jonas	44,500	63,696	108,196
Raymond A. Redlingshafer, Jr.	42,000	63,696	105,696
James A. Stern	29,000	63,696	92,696
David A. Tyson, PhD	44,500	63,696	108,196

(1)	All stock awards were granted pursuant to the 2006 Plan or the 2013 Plan. Amount shown is the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718, Share-Based Payment. See Note 8 to our financial statements as of December 31, 2013 and for the year ended December 31, 2013 included in our Annual Report on Form 10-K for a discussion of the assumptions used to value our stock awards to directors. Ms. Beder and Messrs. Crocker, Jonas, Hughes, Redlingshafer, Stern and Tyson each received 6,395 shares of restricted stock during 2013. Each of Ms. Beder and Messrs. Crocker, Jonas, Hughes, Redlingshafer, Stern and Tyson received: 1,338 shares with a grant date fair value of $15,802 on January 1, 2013; 1,371 shares with a grant date fair value of $16,096 on April 1, 2013; 1,695 shares with a grant date fair value of $15,611 on July 1, 2013; and 1,991 shares with a grant date fair value of $16,187 on October 1, 2013. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant, upon the death or disability of the grantee or in the event of a change in control occurring during while the grantee is providing services to us. As of December 31, 2013, Ms. Beder and Messrs. Crocker, Jonas, Hughes, Redlingshafer, Stern and Tyson each had outstanding 6,395 shares of restricted stock.

Compensation for our independent directors for 2014 has remained unchanged from 2013, except the amount of the cash retainer for our lead independent director was increased from $15,000 to $75,000. Compensation payable to our independent directors for 2014 is as follows:

•

an annual payment of $65,000, payable in equal amounts each quarter in shares of our restricted common stock, and the forfeiture restrictions for each quarterly grant of restricted common stock will lapse at the end of the quarter in which such grant is made;

•	an annual cash retainer of $25,000, payable in equal $6,250 installments each quarter;

•	an additional annual cash retainer of $15,000, $12,500 and $10,000 for the chairperson of our audit committee, compensation committee and nominating and corporate governance committee, respectively;

•	an additional annual cash retainer of $5,000 and $4,000 for each other member of our audit committee and compensation committee, respectively; and

•	an additional annual cash retainer of $75,000 for our lead independent director.

Our Board of Directors may revise our directors’ compensation in its discretion.

We have established minimum share ownership guidelines that require each non-employee director to maintain a minimum equity investment in our company of five times the then-current annual cash retainer fee, which is currently $25,000, paid to non-employee directors without regard to (i) fees for service as a lead director, (ii) additional fees for service as a member or chair of certain committees, (iii) meeting fees, or (iv) fees for any other activity undertaken as a director on behalf of our company that is not in the ordinary course of business. Each non-employee director who was serving in such capacity when the minimum share ownership guidelines became effective must achieve the minimum equity investment no later than January 2, 2017. Each non-employee director elected after the minimum share ownership guidelines became effective must be compliant within five years of the date on which he or she is or was elected. Until the minimum equity investment is met, a non-employee director must retain all of our common stock granted to him or her as compensation. From time to time, the nominating and corporate governance committee of the Board of Directors will review each non-employee director’s compliance with the minimum share ownership guidelines and may grant exceptions to these guidelines as it deems appropriate and market-competitive on a case-by-case basis. Taking into account any permitted transition period, all of our non-employee directors are currently in compliance with the minimum share ownership guidelines.

Nomination of Directors

Before each annual meeting of stockholders, the nominating and corporate governance committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the Board of Directors or whenever a vacancy is anticipated due to a change in the size or composition of the Board of Directors, a retirement of a director, or for any other reasons. In addition to considering incumbent directors, the nominating and corporate governance committee identifies director candidates based on recommendations from the directors, stockholders, management, and others. The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates. No such firm was engaged in 2013.

Our nominating and corporate governance committee charter provides that the nominating and corporate governance committee will consider nominations for board membership by stockholders. The rules that must be followed to submit nominations are contained in our bylaws and include the following: (i) the nomination must be received by the committee at least 120 days, but not more than 150 days, before the first anniversary of the mailing date for proxy materials applicable to the annual meeting prior to the annual meeting for which such nomination is proposed for submission; and (ii) the nominating stockholder must submit certain information regarding the director nominee, including the nominee’s written consent.

The nominating and corporate governance committee evaluates annually the effectiveness of the Board of Directors as a whole and of each individual director and identifies any areas in which the Board of Directors would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Directors considers director candidates, including those nominated by stockholders, based on a number of factors including: whether the board member will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the Board of Directors; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience and willingness to devote adequate time to carrying out their duties. The nominating and corporate governance committee also monitors the mix of skills, experience and background to assure that the Board of Directors is comprised of individuals who can effectively perform the Board’s functions.

We do not have a formal policy about diversity, but the nominating and corporate governance committee does consider certain types of diversity when nominating director candidates to the Board of Directors, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin.

Corporate Governance Matters

We have adopted a code of business conduct and ethics that applies to all our executive officers and employees and each member of our Board of Directors. We anticipate that any waivers of our code of business conduct and ethics will be posted on our web site. Current copies of the following documents are available at our web site at www.cysinv.com in the “Corporate Governance” area of the “Investor Relations” section:

•	audit committee charter;

•	compensation committee charter;

•	nominating and corporate governance committee charter;

•	code of business conduct and ethics; and

•	corporate governance guidelines.

Each committee reviews its written charter annually.

Mr. Grant serves as our Chairman, Chief Executive Officer, President, and Chief Investment Officer. Mr. Jonas serves as our lead independent director. Our lead independent director chairs executive sessions of the independent directors of our Board of Directors and meetings of the full Board of Directors if the Chairman is ever absent and otherwise serves as a liaison between the independent directors, the full Board of Directors and management.

We believe that it is in the best interests of our stockholders for Mr. Grant to serve as our Chairman because of his unique insight into the Company as well as the residential mortgage backed securities market. We believe that a lead independent director and seven of our eight directors being independent mitigates the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on our Board of Directors.

Board Oversight of Risk

We believe that our Board of Directors is best situated to oversee our risk management practices and assess and manage our overall risk profile. The various committees of our Board of Directors assist it in fulfilling these responsibilities.

Communication with the Board of Directors, Independent Directors and the Audit Committee

Our Board of Directors or any individual director may be contacted by any party via mail at the address listed below:

Board of Directors

CYS Investments, Inc.

890 Winter Street, Suite 200

Waltham, Massachusetts 02451

Attn: Corporate Secretary

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board, provides a confidential, candid and efficient method of relaying any interested party’s concerns or comments. As discussed above, the presiding director of independent sessions of the Board of Directors is Mr. Jonas. The independent directors can be contacted by any party via mail at the address listed below:

Independent Directors

CYS Investments, Inc.

890 Winter Street, Suite 200

Waltham, Massachusetts 02451

Attn: Corporate Secretary

The audit committee of our Board of Directors or any individual member of the audit committee may be contacted by any party via mail at the address listed below:

Audit Committee

CYS Investments, Inc.

890 Winter Street, Suite 200

Waltham, Massachusetts 02451

Attn: Corporate Secretary

The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Biographical Information Regarding Named Executive Officers

Name	Age	Background Information
Kevin E. Grant Chairman of the Board, Chief Executive Officer, President, and Chief Investment Officer	53	Background information about Mr. Grant may be found under “Information Regarding the Nominees” in this proxy statement.

Frances R. Spark Chief Financial Officer and Treasurer	55	Ms. Spark has served as our Chief Financial Officer and Treasurer since August 2009. Ms. Spark served as Chief Financial Officer and Treasurer of Sharpridge from August 2009 to August 2011. Ms. Spark served as a member of our Board of Directors from our initial capitalization in February 2006 to September 2009. She served as the chair of our audit committee from March 2007 to September 2009. In 1999, Ms. Spark founded a consulting firm, Spark Consulting, through which she has provided, and may from time to time in the future provide, financial management, strategic advisory and business consulting services to public and private companies. Ms. Spark held the position of Chief Financial Officer for MVC Capital, Inc. (NYSE: MVC), a business development company, from January 2004 to September 2005 and also acted as an investment professional for MVC. Ms. Spark has also worked as a turnaround consultant and been involved in restructuring of public and private companies. Prior to Spark Consulting, Ms. Spark was the Controller at The Beacon Group, a private investment firm from 1997 to 1998, and from 1993 to 1996, Ms. Spark was the Chief Financial Officer of Hyperion Capital Management, a New York investment management firm specializing in mortgage-backed securities. From 1987 to 1992, Ms. Spark held a number of financial roles at Prudential Securities in both the United States and the United Kingdom. Ms. Spark is a Chartered Accountant and worked with KPMG in the United Kingdom from 1981 until 1987.

Richard E. Cleary Chief Operating Officer and Assistant Secretary	50	Mr. Cleary has served as our Chief Operating Officer since January 2006 and has served as our Assistant Secretary since June 2007. From January 2006 to August 2011, Mr. Cleary served as Chief Operating Officer of Sharpridge, and from June 2007 to August 2011, he also served as Assistant Secretary of Sharpridge. Prior to joining us and Sharpridge in January 2006, Mr. Cleary was a Partner at Merathon Advisory, a strategic consulting firm focused on private equity and information services from 2004 to 2006. From 2000 to 2004, Mr. Cleary was the Director of Corporate and Business Development of

Name	Age	Background Information
		OneSource Information Services (“OneSource”). Prior to OneSource, Mr. Cleary’s work experience included building Thomson Financial’s First Call research and quantitative services businesses in Asia, and serving as a principal with Schooner Capital, a private equity firm. At Schooner Capital, Mr. Cleary led investments in digital assets management, including portfolio company Iron Mountain’s digital archive business. Mr. Cleary’s other prior work experience was at Donaldson, Lufkin & Jenrette Securities and Xerox Corporation.

Thomas A. Rosenbloom Executive Vice President of Business Development, General Counsel and Secretary	51	Mr. Rosenbloom has served as our Secretary since June 2007 and as our Executive Vice President of Business Development, General Counsel and Secretary since September 2011. He also served as the General Counsel of Sharpridge from May 2007 to August 2011 and the Secretary of our former manager from June 2007 to August 2011. Prior to joining Sharpridge in May 2007, from February 2005 through May 2007 Mr. Rosenbloom was a partner with Foley & Lardner, LLP, and a member of the firm’s Private Equity & Venture Capital and Transactional & Securities Practices. Mr. Rosenbloom was also a member of the firm’s Emerging Technologies, Life Sciences, and Nanotechnology Industry Teams. From 1996 through January 2005, Mr. Rosenbloom was a partner with Epstein, Becker & Green, P.C. During Mr. Rosenbloom’s tenure at Foley & Lardner and Epstein, Becker & Green, both national law firms, he represented middle-market public companies, entrepreneurs, founders, emerging businesses, start-up corporations, and partnerships in diverse industries. Mr. Rosenbloom managed and negotiated mergers and acquisitions, private equity and venture capital financings, and private placements. While in private practice, Mr. Rosenbloom was responsible for developing and managing all aspects of client relationships, including analyzing and evaluating financing, acquisition, and divestiture opportunities, writing, and developing business plans, and providing other planning and financial advice, including with respect to intellectual property protection, labor and employment, immigration and real estate matters. Mr. Rosenbloom currently serves as a director of Fremon Scientific, Inc., a privately-held early stage medical device company, and he has served as a member of the Board of Directors or as an advisor for several of his former clients.

NAMED EXECUTIVE OFFICER COMPENSATION FOR 2013

Compensation, Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation program for 2013 for our principal executive officer (Mr. Grant), our principal financial officer (Ms. Spark), and our two other executive officers (Messrs. Cleary and Rosenbloom) (collectively, our “Named Executive Officers” or “NEOs”). We had no other executive officers in 2013. In particular, this CD&A explains the overall objectives, elements and policies underlying our executive compensation program. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from currently planned programs.

Executive Summary

The interest rate environment in 2013 was challenging for our industry and for us, which reversed our strong returns in 2012 and 2011. As described below, we navigated through this environment and delivered RONA (as defined below) that exceeded the amount required to receive a maximum bonus and relative total stockholder returns that exceeded the level required to receive a target bonus under our Bonus Plan. The Board approved the Bonus Plan metrics and the bonus level hurdles in March 2013, prior to the adverse market movements that occurred during the second quarter of 2013 and that are described below. Management also made meaningful progress on several qualitative objectives. However, management’s performance was not sufficient to overcome the challenging interest rate environment in 2013.

Due to the challenging interest rate environment and its impact on us, the compensation committee reviewed the NEOs’ performance under the terms of the Bonus Plan as well as other considerations not included in the Bonus Plan and concluded that the Board should make the 2013 bonus determinations using the Bonus Plan as a guide. We believe that the Board’s 2013 compensation decisions supported our general executive compensation philosophy and reflected our NEOs performance during the year despite a difficult investing environment and other market factors that negatively impacted our net asset value and dividends during 2013.

Although expense control is an important part of our compensation philosophy, we recognize the need to attract, retain and motivate talented executives and believe the main way to achieve this goal is to provide our NEOs with competitive compensation packages. Furthermore, in order to motivate our NEOs to generate returns for our stockholders, we believe a substantial portion of our NEOs’ compensation should be linked to our performance compared to the metrics in the Bonus Plan, and a significant amount of any incentive compensation paid to our NEOs should be in the form of long-term equity awards.

Our Performance in 2013

In 2012, we benefited from lower interest rates and a relatively stable interest rate and investing environment. In contrast, 2013 was a much more challenging year, especially for fixed income investors that utilize leverage, as we experienced a far more volatile and unstable interest rate and investing environment. Through April 2013, Agency RMBS prices rose to close to historically high levels; however, starting in May of 2013, and for the remainder of the year, Agency RMBS prices declined significantly, with the majority of the decline occurring in May and June of 2013. In the second quarter of 2013, Agency RMBS markets reacted to a series of communications made by the U.S. Federal Reserve (the “Fed”) regarding the timing of tapering its bond purchases known as “quantitative easing” or “QE3”. As the perceived likelihood of QE3 tapering increased, Agency RMBS markets reacted, resulting in markedly lower prices. During this time, rates on U.S. Treasuries and swaps also increased however, not in the same order of magnitude as Agency RMBS yields. This caused Agency RMBS prices to decline considerably more than both U.S. Treasuries and interest rate swaps, creating a dislocation between the value of our assets and hedges. As a result, the historic price relationship between Agency RMBS and Treasury securities and swaps was broken and Agency RMBS prices declined at a rapid rate, particularly for the more volatile Agency RMBS backed by 30-year and 15-year fixed rate mortgages, which at the time, and historically have been, a significant portion of our portfolio. As of June 30, 2013, 30-year and 15-year fixed rate mortgages constituted approximately 45% and 34%, respectively of our portfolio. Additionally, our hedges, which, generally, by hedging interest rate risks are intended to protect the costs of our borrowings and the total market value of our assets, were only effective in hedging the costs of our borrowings. As a result, our net asset value declined sharply in the latter half of the second quarter of 2013. Agency RMBS prices were more stable in the third quarter of 2013, but rising interest rates in the fourth quarter put downward pressure on Agency RMBS prices, which caused our net asset value to decline further. While interest spreads narrowed during 2012, that trend reversed in 2013 with an expansion of interest spreads driven primarily by a yield curve that steepened throughout the year. This expansion of interest rate spreads provided a more favorable reinvesting environment as the year progressed.

In 2013, our quantitative and qualitative results included, among other things, the following:

•	total stockholder return, assuming the reinvestment of dividends, of (27.36)% in 2013.

•	total stockholder return, assuming the reinvestment of dividends, of 34.72% since we became a public company in June 2009 through December 31, 2013.

•	dividends per share of common stock of $1.32 during 2013.

•	reduced operating expenses as a percentage of net assets from 1.05% in 2012 to 0.98% in 2013.

•

significant enhancements to our corporate infrastructure by strengthening our business continuity plan, adding new financial and analytical systems, upgrading hardware and technology to our operations in support of more efficient and cost-effective portfolio management and trading activity.

•	expanded our borrowing capacity and scope of relationships by adding counterparties to our group of lenders.

•	improved internal controls, monitoring and communications.

•

enhanced our investor relations and shareholder communication efforts as we conducted an analyst and investor day, attended and presented at many investor conferences, and contacted and met many of our investors from time to time to discuss various matters about our business.

See our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information regarding our results of operations for the year ended December 31, 2013 and our financial condition as of December 31, 2013.

2013 Incentive Compensation Decisions

Based on our NEOs’ contributions towards exceeding certain of the performance goals set forth in the Bonus Plan despite the difficult economic and financial market conditions that we and our competitors experienced during 2013, each of our NEOs received incentive compensation under the Bonus Plan.

Compensation Consultant and Benchmarking

The compensation committee retained FTI as its compensation consultant to advise it and the non-management members of the Board of Directors, as applicable, on matters related to our NEOs’ compensation and compensation program design for 2013. The compensation committee has determined that FTI meets the criteria for an independent consultant in accordance with SEC guidelines for such services.

In 2013, FTI provided the compensation committee and the non-management members of the Board, as applicable, with comparative market data on compensation practices and programs based on an analysis of peer companies and provided guidance on best practices. Using this market data, FTI advised the compensation committee and the non-management members of the Board, as applicable, and made recommendations with respect to setting salary levels and establishing performance goals and incentive award levels. For 2013, FTI compared our executive compensation structure and levels to executive compensation at a comparative group of seven companies. Our comparative group consisted of REITs whose portfolios, investment focus, and operations are relatively similar to ours.

The reference group set forth below (the “Comparable Companies”) was approved by the compensation committee as the appropriate benchmark for 2013 comparative purposes. At the time the Comparable Companies were approved, each was an internally-managed, publicly-traded residential or commercial mortgage REIT, and the median equity market capitalization of the Comparable Companies was approximately $1.2 billion.

Annaly Capital Management, Inc.	MFA Financial, Inc.
Anworth Mortgage Asset Corporation	RAIT Investment Trust
CapLease, Inc.	Redwood Trust, Inc.
Capstead Mortgage Corporation

From the Comparable Companies, FTI identified a sub-set of these companies (the “Core Peer Group”) comprised only of residential mortgage sector REITs whose business focus is most similar to ours, that were internally-managed at the time they were selected and with whom we most closely compete for executive talent and investment opportunities. The Core Peer Group for 2013 consisted of the following companies:

Annaly Capital Management, Inc.
Anworth Mortgage Asset Corporation
Capstead Mortgage Corporation
MFA Financial, Inc.
Redwood Trust, Inc.

The compensation committee annually reviews the Comparable Companies and the Core Peer Group to ensure that the companies included are appropriately comparable to us in terms of size, structure, investment focus and scope of operations. The compensation committee may change the composition of the groups from time to time as appropriate.

In determining 2013 compensation targets for our NEOs, the compensation committee, in consultation with FTI, considered the competitive positioning of our executive compensation levels relative to market data for the following components of pay: base salary; total annual compensation (base salary plus annual incentives); long-term incentives (annualized expected value of long-term incentives); and total direct compensation (base salary plus annual incentives plus annualized expected value of long-term incentives).

Base Salary Compared to Benchmarks

Our compensation committee maintained the 2013 base salaries for our NEOs at the same level as 2012. Our compensation committee reviews each NEO’s salary on an annual basis to determine if any changes to base salary are warranted.

Incentive Compensation Compared to Benchmarks

Most of our peer group companies view annual bonus and long-term incentive compensation as separate components of their overall compensation program and may have separate criteria for each component. Our Bonus Plan requires our executives to achieve the performance goals set forth in the Bonus Plan to become eligible to receive any bonus or long-term equity awards under the quantitative component of the Bonus Plan. Our compensation committee believes that issuing both cash and equity incentive awards through the Bonus Plan allows us to better monitor the effects of our compensation program.

Elements of Our Compensation Program

Base Salary

The base salary payable to each NEO provides a fixed component of compensation intended to reflect the executive’s position and responsibilities. Base salary is generally targeted to approximate the competitive market median of the Comparable Companies and Core Peer Group, but may deviate from this target based on an individual’s sustained performance, contribution, experience, expertise and specific roles within the Company as compared to the benchmark data. Base salary is reviewed annually and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibility. The compensation committee also considers the success of the executive officer in developing and executing our strategic plans, exercising leadership and creating stockholder value, but does not assign any specific weights to these factors. Due to the internalization of the Company’s management on September 1, 2011 (the “Internalization”), 2011 was the first year the compensation committee set base salaries. The compensation committee has not adjusted the base salaries of our NEOs since 2011.

Annual Incentive Compensation

Pursuant to the Bonus Plan, we provide our NEOs with the opportunity to earn incentive awards for achieving corporate financial and non-financial goals on an annual basis. The Bonus Plan contained two components, a quantitative component and a qualitative component. As discussed below, the Board exercised its discretion to adjust awards made pursuant to the Bonus Plan. See “Description of Plan-Based Awards.” Each component, as well as the compensation rationale for each component, is described below:

Quantitative Component

The quantitative component of the Bonus Plan was determined based on (i) the Company’s return on net assets (“RONA”) exceeding specified hurdle rates for the fiscal year, as described below (the “Absolute Return Sub-Component”) and (ii) the Company’s relative three-year total stockholder return performance (based on stock price appreciation and dividend yield) compared to a competitor peer group specified in the Bonus Plan, as described below (the “Relative Return Sub-Component”).

Our RONA was calculated as follows:

•

The sum of our Core Earnings (as defined below), plus adjustments for “drop income,” plus or minus the accretion or dilution, as the case may be, resulting from the issuance of stock in capital raising transactions, divided by

•	Our average net assets for 2013.

We believe that RONA was an appropriate metric for determining a portion of our NEOs’ incentive compensation for the following reasons:

•

Our Core Earnings represents our portfolio yield without the effects from mark-to-market adjustments on our assets and realized gains or losses from the sale of our assets. Core Earnings is a non-GAAP financial measure defined as net income (loss) excluding net realized gain (loss) on investments, net unrealized appreciation (depreciation) on investments, net realized gain (loss) on termination of swap contracts and unrealized appreciation (depreciation) on swap and cap contracts. Because our primary investment objective is to generate income from the difference between the yields on our assets and our financing costs, rather than generating returns based on the market price fluctuations of our assets, we believe that Core Earnings is an appropriate metric on which to base our performance requirements under the Bonus Plan.

•

We believe it was appropriate for RONA to factor in our “drop income” earned during a fiscal year. Because we purchase many of our assets on a forward-settling basis, the settlement periods for many of our asset purchases are longer than the standard settlement period. In order to compensate us for any lost interest income due to the extended settlement times (because we cannot earn interest on securities that have not yet settled), the forward purchase agreements we enter into provide for a discount off of the actual purchase price of the securities. This discount is known as “drop income” and is recognized whenever we settle our forward purchases. Because our drop income is akin to interest income earned on our settled assets during the period between the purchase and settlement dates, we believe it was appropriate to adjust our Core Earnings to include drop income when calculating RONA.

•

Our RONA also included the effects of accretion or dilution from stock issuances in order to reward our executives for completing accretive equity offerings and protect us from having to pay our executives for performance that may have been achieved in part through dilutive equity offerings. We recognize that, because RONA is not affected by actual stockholder returns but rather returns on our net assets, it is possible that dilutive equity offerings could have contributed to our RONA exceeding target levels, while causing our stockholders to possibly suffer losses due to dilution in our net asset value per share. Alternatively, we believe that it was appropriate for our RONA to reflect any accretion in our net asset value per share resulting from additional equity issuances because such accretion can benefit our stockholders.

The compensation committee used RONA in the Bonus Plan to determine a portion of the NEOs’ incentive compensation because it believes that basing incentive compensation on RONA properly aligns management incentives with stockholder return and value creation.

The Absolute Return Sub-Component and the Relative Return Sub-Component represented 50% and 50%, respectively, of the total quantitative component of each bonus award issued pursuant to the Bonus Plan. The size of the quantitative component, the aggregate of both the Absolute Return Sub-Component and the Relative Return Sub-Component of each Bonus Plan participant’s bonus award, was based on various percentages of his or her base salary with respect to the following bonus levels:

	Percentage of Base Salary
Name	Minimum	Target	Maximum
Kevin E. Grant	100%	325%	550%
Frances R. Spark	50%	100%	150%
Richard E. Cleary	50%	100%	150%
Thomas A. Rosenbloom	50%	100%	150%
All other employees	Varied based on individual employee

For purposes of calculating the Absolute Return Sub-Component of each bonus award issued pursuant to the Bonus Plan, the Bonus Plan established the following ranges of RONA as bonus levels:

Bonus Levels	RONA Hurdle Rates
No Bonus	Less than 9%
Minimum	9%-10%
Target	10%-11%
Maximum	Greater than 11%

The Absolute Return Sub-Component of the quantitative component of each bonus award issued pursuant to the Bonus Plan was to be calculated by multiplying (i) 0.50 times (ii) the product of (A) the percentage(s) that correspond to each Bonus Plan participant’s bonus level and (B) such participant’s 2013 base salary. Our compensation committee set the minimum hurdle rate at 9%—10% in March 2013 because it believed that this was the minimum amount of returns expected by our stockholders in 2013 based on our expected leverage levels.

The Relative Return Sub-Component of the quantitative component of each bonus award issued pursuant to the Bonus Plan was based on the Company’s three-year total return to stockholders (through stock price appreciation and dividend yield) compared to a competitor peer group. The peer group consisted of the following companies: American Capital Agency Corp., Anworth Mortgage Asset Corporation, Annaly Capital Management, Inc., Armour Residential REIT, Inc., Capstead Mortgage Corporation and Hatteras Financial Corp. Specifically, the bonus levels and total size of the Relative Return Sub-Component depended upon the Company’s ranking among this peer group, as described below:

Bonus Levels	Ranking Amongst Peer Group
No Bonus	Less than 45th percentile
Minimum	45th-54.99th percentile
Target	55th-74.99th percentile
Maximum	75th percentile or higher

The Relative Return Sub-Component of the quantitative component for each bonus award issued pursuant to the Bonus Plan was to be calculated by multiplying (i) 0.50 times (ii) the product of (A) the percentage(s) that correspond to each Bonus Plan participant’s bonus level and (B) such participant’s 2013 base salary.

The size of the quantitative component, the aggregate of both the Absolute Return Sub-Component and the Relative Return Sub-Component of each Bonus Plan participant’s bonus award was based on various percentages of his or her base salary with respect to the following levels:

	Percentage of Base Salary
Name	Minimum	Target	Maximum
Kevin E. Grant	100%	325%	550%
Frances R. Spark	50%	100%	150%
Richard E. Cleary	50%	100%	150%
Thomas A. Rosenbloom	50%	100%	150%
All other employees	Varied based on individual employee

The Bonus Plan also provided that any returns realized because the Company had exceeded the pre-determined leverage ratio limit of 8 to 1 would not be included in determining bonus awards paid to participants under the Bonus Plan.

Qualitative Component

The qualitative component of the Plan permitted a payment that was independent of the quantitative component of the Plan in amounts determined by the Board in its sole discretion. In considering bonus awards under the qualitative component of the Bonus Plan, the Board considered the following factors in addition to any other factor it deemed relevant: (i) for Mr. Grant: (A) leadership of the Board and the Company, (B) investor relations, stockholder communications and capital raising, (C) the Company’s performance relative to its budget and (D) risk management and capital preservation, and (ii) for the other NEOs, qualitative performance objectives determined by the CEO and the Board, which included criteria such as: (A) business unit/functional area performance and (B) leadership and organizational development.

Types of Awards under the Bonus Plan

Cash Awards

Recipients of awards under the Bonus Plan received their awards in both cash and long-term equity incentive awards granted under the 2013 Plan. Under the Bonus Plan, 50% of awards eligible to be received by the NEOs were cash awards; provided, however, that the amount payable as cash could not exceed 0.50% of our average net assets for 2013 (the “Cash Cap”), which equaled $9,481,800. The aggregate cash portion of the Bonus Plan was $2,423,750 in 2013, which was below the Cash Cap. The compensation committee may have (i) elected in its discretion to increase the Cash Cap and the cash component of the bonus awards to be greater than 50% if certain Bonus Plan participants received greater than 50% of their bonus award in cash, and (ii) increased the portion of a Bonus Plan participant’s bonus award payable in cash, with a corresponding reduction in the amount of the bonus award paid under the long-term equity component of the Bonus Plan on a case by case basis. Our compensation committee believes that, although it is important to align the interests of our NEOs with the interest of our stockholders by issuing equity grants, a certain portion of an NEOs incentive compensation should be in the form of cash.

Long-Term Equity Awards

In order to align the interests of our NEOs with the interests of our stockholders, 50% of the aggregate 2013 incentive compensation pool was payable in the form of restricted stock. If the cash component of the Bonus Plan had exceeded the Cash Cap, the compensation committee could have increased the amount of the long-term equity component of the Bonus Plan by the excess of the cash component over the Cash Cap. The restricted stock was granted from the 2013 Plan, and such shares vest ratably over a five-year period. Because returns on the common stock of REITs generally take the form of dividends as opposed to price appreciation, the compensation committee believes that shares of restricted stock, which pay dividends, are a more appropriate form of equity compensation than awards in the form of stock options, which generally only increase in value if a stock price rises. Long-term equity awards issued pursuant to the Bonus Plan were the only types of awards granted under the 2013 Plan. Except for stock options granted to Mr. Grant upon our initial capitalization in 2006, we have since only issued restricted stock from the 2006 Plan and the 2013 Plan. The forfeiture restrictions on such restricted stock lapse over a period of several years. We believe that these lapsing periods encourage our executives to focus on sustaining our long-term performance and minimize the risk of our executives focusing on short-term gains at the expense of our long-term performance.

Role of CEO in Compensation Decisions

In making its compensation decisions for 2013, the Board relied in part on Mr. Grant’s review of the performance of Ms. Spark, Mr. Cleary and Mr. Rosenbloom. Although Mr. Grant was involved in the compensation setting process, the compensation committee and the Board held several meetings at which Mr. Grant was not present, which allowed the Board to independently discuss any and all recommendations as it determined final compensation amounts for NEOs.

Risk Considerations

The compensation committee recognized that utilizing RONA to determine incentive compensation could create an incentive for management to take unnecessary risks in the management of our portfolio and our business, especially with respect to our asset mix and our leverage ratio. Because our RONA could be increased due to increased leverage, the Bonus Plan prescribed a leverage limit of 8 to 1 (which could have been adjusted by the compensation committee in its discretion) whereby awards based on results attributed to amounts in excess of such limit would not have been paid. The compensation committee understands that our leverage ratio changes frequently in the ordinary course of our business and operations. Management provides the Board of Directors monthly reports that include, among other information, an estimate of our leverage ratio as of the end of each month the report covers. Accordingly, the compensation committee and the Board are able to monitor our leverage ratio on a monthly basis. During 2013, the Company’s leverage ratio was below 8 to 1 as of the end of each calendar month, and, as of December 31, 2013, it was 6.97 to 1.

Benefits and Perquisites

The NEOs are generally eligible to participate in the same benefit programs that we offer to other employees, including:

•	health, dental and vision insurance;

•	long-term disability and life insurance;

•	paid time off and paid holidays; and

•	contributions to our simplified Employee Retirement Plan (“SEP”).

We believe these benefits are competitive with overall market practices. In addition, we may provide additional perquisites and other personal benefits to enable us to attract and retain superior employees for key positions in the future. The compensation committee will periodically review the perquisites and other personal benefits provided to each NEO and determine if they are consistent with current market practice.

Severance Benefits

Under our existing employment agreements entered into in September 2011, our NEOs are entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”)). The various levels of severance benefits for each of Mr. Grant, Ms. Spark, Mr. Cleary, and Mr. Rosenbloom were determined by the compensation committee to be appropriate for each individual based on the executive’s duties and responsibilities and were the result of arms-length negotiations with these individuals. The amount of the severance benefit is balanced against our need to be responsible to our stockholders and also takes into account the potential impact that severance payments may have in a change in control transaction. Our named executive officers are not entitled to a gross up or indemnification for any parachute payment tax liability that they incur.

We believe it is in the best interest of our stockholders to have a “double trigger” requirement for payment of severance benefits upon a change in control transaction. Therefore, in order for our NEOs to receive severance payments upon a change in control transaction, such transaction must be followed by either (i) a termination of the NEO by us other than for “cause” within 24 months of the change in control transaction, or (ii) a termination by the NEO for “good reason” within 12 months of the change in control transaction. Having a double trigger severance requirement upon a change in control transaction will prevent a potential acquirer from having to automatically pay out severance benefits to our NEOs upon a change of control, which could impact an acquirer’s decision to acquire us, which could be in the best interests of stockholders.

See “Potential Payouts Upon Termination of Employment” for a detailed description of our executives’ severance benefits.

Tax Considerations

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to each of our NEOs other than the Chief Financial Officer, unless the compensation is performance-based compensation and meets certain other requirements, as described in Section 162(m) and the related regulations. We generally consider qualification for deductibility under Section 162(m) for compensation paid to our NEOs, including restricted stock granted pursuant to the Bonus Plan. The compensation committee believes, however, that our executive compensation program should be flexible, maximize our ability to recruit, retain and reward high-performing executives and promote varying corporate goals. Accordingly, the compensation committee may approve compensation that exceeds the $1 million limit or does not otherwise meet the requirements of Section 162(m), but that is deemed to be in our best interests.

Minimum Share Ownership Guidelines for Executive Officers

Our minimum share ownership guidelines require each executive officer to maintain a minimum equity investment in our company based upon a multiple (five times, in the case of the Chief Executive Officer, and three times, in the case of all other executive officers) of his or her then current base salary. Each executive officer must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines. Until the minimum equity investment is met, such officer must retain all of our common stock granted to the officer as compensation less any shares of our common stock tendered by such officer or returned by us to pay withholding taxes upon the vesting of such shares. From time to time the Nominating & Corporate Governance Committee of the Board will review each executive officer’s compliance with the guidelines, and may grant exceptions to the guidelines as it deems appropriate and market competitive on a case-by-case basis. Taking into account any permitted transition period, all of our executive officers are currently in compliance with the minimum share ownership guidelines.

Adjustment or Recovery of Awards

Under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for (i) any bonus or other incentive-based or equity-based compensation received during the twelve months following the public issuance of the non-compliant document and (ii) any profits realized from the sale of our securities during those twelve months. Following the SEC’s adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will consider and adopt a separate executive compensation recoupment policy in accordance with the final rules.

Compensation of Our Named Executive Officers for 2013 Performance

In order to provide stockholders with a more complete description of our NEOs’ compensation, we are providing additional information not required by the SEC. The table below shows each NEO’s total direct compensation for services rendered in 2013. In contrast to the Summary Compensation Table, which discloses the grant date fair value of equity awards granted in a given year, the table below discloses the grant date fair value of equity awards granted in the first quarter of 2014 for performance during 2013. This table supplements, and does not replace, the Summary Compensation Table.

			2013 Incentive Compensation Plan
Name	Year	Salary	Cash Awards(1)	Stock Awards(2)	Other(3)	Total Direct Compensation
Kevin E. Grant	2013	$750,000	$1,548,750	$1,548,750	$51,000	$3,898,500
Frances R Spark	2013	500,000	312,500	312,500	51,000	1,176,000
Richard E. Cleary	2013	450,000	281,000	281,000	51,000	1,063,000
Thomas A. Rosenbloom	2013	450,000	281,000	281,000	51,000	1,063,000

Total						$7,200,500

(1)	All of these awards were paid on February 21, 2014 but relate to 2013 performance.
(2)	All of these awards were granted on February 18, 2014 but relate to 2013 performance.
(3)	Represents $51,000 in compensation for each of our NEOs related to contributions on their behalf to our SEP.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management and, based on such review and discussions, the compensation committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the proxy statement.

By the Compensation Committee

Douglas Crocker, II (Chairman)

Tanya S. Beder

Jeffrey P. Hughes

James A. Stern

Summary Compensation Table

The table below sets forth the compensation we paid or accrued with respect to the fiscal years ended December 31, 2013 and 2012 and the period from September 1, 2011 to December 31, 2011 to all of our NEOs serving in their positions at December 31, 2013, 2012 and 2011, respectively.

Name	Year	Salary	Bonus		Stock Awards		Non-Equity Incentive Plan Compensation		All Other Compensation(1)	Total
Kevin E. Grant	2013	$750,000	$—		$1,834,688	(2)	$1,548,750	(3)	$51,000	$4,184,438
Chairman of the Board,	2012	750,000	568,125	(4)	1,250,000	(5)	1,266,563	(6)	50,000	3,884,688	(7)
Chief Executive Officer, Chief Investment Officer and President	2011	250,000	—		2,002,500	(8)	625,000	(9)	49,000	2,926,500	(9)

Frances R. Spark	2013	500,000	—		308,750	(2)	312,500	(3)	51,000	1,172,250
Chief Financial Officer	2012	500,000	92,300	(4)	83,334	(10)	248,950	(6)	50,000	974,584
and Treasurer	2011	166,667	—		—		83,334		49,000	299,001

Richard E. Cleary	2013	450,000	—		307,125	(2)	281,000	(3)	51,000	1,089,125
Chief Operating Officer	2012	450,000	94,500	(4)	75,000	(10)	212,625	(6)	50,000	882,125
and Assistant Secretary	2011	150,000	—		—		75,000		49,000	274,000

Thomas A. Rosenbloom	2013	450,000	—		313,875	(2)	281,000	(3)	51,000	1,095,875
Executive Vice President	2012	450,000	105,738	(4)	75,000	(10)	208,137	(6)	50,000	888,875
of Business Development, General Counsel and Secretary	2011	150,000	—		—		75,000		49,000	274,000

(1)	Represents compensation for each of our NEOs related to contributions on their behalf to our SEP.
(2)	Represents the grant date fair value of stock awards made on February 20, 2013 relating to performance in 2012.
(3)	Represents cash payment paid to the NEOs pursuant to the quantitative component of the Bonus Plan on February 21, 2014 relating to performance in 2013.
(4)	Represents cash payments made to the NEOs pursuant to the qualitative component of the 2012 Incentive Compensation Plan relating to performance in 2012.
(5)	Represents the grant date fair value of stock awards made on February 13, 2012 relating to performance in 2011, including $625,000 of the non-equity incentive plan compensation reported in 2011 that Mr. Grant elected to receive in the form of restricted stock rather than cash.
(6)	Represents cash payments made to the NEOs pursuant to the quantitative component of the Bonus Plan on December 21, 2012 relating to performance in 2012.
(7)	Includes $625,000 of the non-equity incentive plan compensation reported in 2011 that Mr. Grant elected to receive in the form of restricted stock rather than cash.
(8)	Represents the grant date fair value, determined in accordance with FASB Accounting Standards Codification Topic 718, for the 150,000 shares of restricted stock Mr. Grant received as a retention bonus upon signing his employment agreement on September 1, 2011 in connection with the completion of Internalization. See footnote 8 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission on February 13, 2011, for a description of the assumptions used in determining the grant date fair value of these shares.
(9)	Mr. Grant elected to receive all of his non-equity incentive compensation for 2011 in the form of restricted stock. As a result, this amount was not paid or accrued in 2011.
(10)	Represents the grant date fair value of stock awards made on February 13, 2012 relating to performance in 2011.

Discussion of Summary Compensation Table

Employment Agreements

We have entered into employment agreements with Mr. Grant, Ms. Spark, Mr. Cleary and Mr. Rosenbloom. Pursuant to the terms of the employment agreements:

•	Mr. Grant serves as our Chairman, Chief Executive Officer, Chief Investment Officer and President; Ms. Spark serves as our Chief Financial Officer and Treasurer; Mr. Cleary serves as our Chief

Operating Officer and Assistant Secretary; and Mr. Rosenbloom serves as our Executive Vice President of Business Development, General Counsel, and Secretary;

•	Mr. Grant receives an annual base salary of $750,000, Ms. Spark receives an annual base salary of $500,000, and Messrs. Cleary and Rosenbloom each receive an annual base salary of $450,000;

•

each of the executives is entitled to participate in our annual incentive plans, including the Bonus Plan. Because the NEOs were not employed by us until September 1, 2011, the base salary for 2011 disclosed in the Summary Compensation Table is the amount paid to each executive from September 1, 2011 through December 31, 2011;

•	Mr. Grant was granted a retention bonus of 150,000 shares of our restricted stock on September 1, 2011, which vest ratably over a five year period with the first vesting date on September 1, 2012; and

•

with the exception of Mr. Grant, each of the executives is subject to a one-year non-competition agreement following termination of their employment other than a termination without “cause” or a termination by the executive for “good reason.” Mr. Grant is subject to a two-year non-competition agreement following termination of his employment other than a termination without “cause” or a termination by the executive for “good reason.”

Also, each executive is entitled to certain severance benefits upon a termination of employment by us without “cause” or a termination of employment by the executive for “good reason” and upon a termination due to “disability,” each described in more detail below in “Potential Payments Upon Termination of Employment.”

Bonus

Due to their discretionary nature, amounts granted under the qualitative component of the Bonus Plan are deemed to be “bonuses” and not grants of “non-equity incentive compensation.” See “Compensation of Our Named Executive Officers for 2013 Performance” for a description of bonus payments made under the Bonus Plan.

Incentive Compensation Awards

See “Description of Plan-Based Awards” for a description of the cash component of our incentive compensation awards for 2013 that were paid on February 21, 2014 and, therefore, are not included in the Summary Compensation Table for 2013.

Stock Awards

Equity awards from the Bonus Plan for 2013 performance were granted on February 19, 2014 and, therefore, are not included in the Summary Compensation Table for 2013.

Grants of Plan Based Awards

The following table reflects our grants of plan-based awards during 2013:

	Grant Date	Grant Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units(1)		Grant Date Fair Value of Stock and Option Awards(2)
Name			Threshold	Target	Maximum
Kevin E. Grant	2/20/13	Restricted Stock	—	—	—	150,631	(3)	$1,834,688
		Annual Incentive (cash)	$375,000	$1,218,750	$2,062,500	—		—
Frances R. Spark	2/20/13	Restricted Stock	—	—	—	25,348	(3)	308,750
		Annual Incentive (cash)	125,000	250,000	375,000	—		—
Richard E. Cleary	2/20/13	Restricted Stock	—	—	—	25,215	(3)	307,125
		Annual Incentive (cash)	112,500	225,000	337,500	—		—
Thomas A. Rosenbloom	2/20/13	Restricted Stock	—	—	—	25,769	(3)	313,875
		Annual Incentive (cash)	112,500	225,000	337,500	—		—

(1)	Stock Awards relating to 2013 performance were granted on February 18, 2014 and are, therefore, not included in the table.
(2)	Represents the grant date fair value of restricted stock awarded determined in accordance with FASB Accounting Standards Codification Topic 718. See footnote 8 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission on February 14, 2014, for a description of the assumptions used in determining the grant date fair value of these shares.
(3)	Granted pursuant to the 2006 Plan.

Description of Plan-Based Awards

As described in “Compensation, Discussion & Analysis—Elements of our Compensation Program—Annual Incentive Compensation,” the Bonus Plan contained both a quantitative and a qualitative component. The Bonus Plan did not provide for one specific “target” rate, but rather rewarded employees if RONA exceeded various hurdle rates between 9% and 11%, with the amounts awarded dependent upon the hurdle rate achieved. In 2013, our RONA was 11.34%. Because our RONA in 2011 was above 11%, each of our NEOs was eligible to receive the maximum bonus level pursuant to the Absolute Return Sub-Component of the quantitative component of the Bonus Plan. Our three-year total return to stockholders, assuming the reinvestment of dividends, at December 31, 2013 was (5.30)%. When comparing this total return among a specified competitor peer group, this total return qualified our NEOs for the target bonus level pursuant to the Relative Return Sub-Component of the quantitative component of the Bonus Plan. For more information on how the Absolute Return Sub-Component and Relative Return Sub-Component were calculated, see “Compensation, Discussion & Analysis—Elements of our Compensation Program—Annual Incentive Compensation.” In addition, the Board concluded that many, and in some cases, all of the qualitative performance goals were achieved by the NEOs during 2013.

In assessing our NEO’s performances in 2013, the Board took into account a number of factors, including the factors specifically enumerated in the Bonus Plan, our company’s financial performance, our total return to stockholders during 2013 (based on dividends and market value of our common stock) and the recommendations of Mr. Grant with regards to NEO incentive compensation. For more information on Mr. Grant’s involvement with compensation decisions, see “Compensation Discussion and Analysis—Role of CEO in Compensation Decisions.” In light of the company’s financial performance in 2013, the Board elected to reduce the aggregate amount of bonus awards paid to our NEOs from that which they were eligible to receive, including by not providing for any bonus amounts relating to the qualitative component of the Bonus Plan.

Outstanding Equity Awards at Fiscal Year End

The following table reflects our outstanding equity awards as of December 31, 2013:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Kevin E. Grant	131,088	(1)	$30.00	February 2016	315,538	(2)	$2,338,137
Frances R. Spark	—		—		60,433	(3)	447,809
Richard E. Cleary	—		—		59,710	(4)	442,451
Thomas A. Rosenbloom	—		—		60,264	(5)	446,556

(1)	All of Mr. Grant’s options are fully vested.
(2)

Of these shares, 90,000 vest ratably over a three year period with the next vesting date on September 1, 2014. 74,907 vest ratably over a four year period with the next vesting date on February 13, 2014, and 150,631 vest ratably over a five year period with the first vesting date after December 31, 2013 on February 20, 2014.

(3)

Of these shares, 18,000 vest on December 17, 2014 and 12,000 vest ratably over a two year period on November 3, 2014 and November 3, 2015. In addition, 4,995 shares vest ratably over a four year period with the next vesting date on February 13, 2014, and 25,438 vest ratably over a five year period with the first vesting date after December 31, 2013 on February 20, 2014.

(4)

Of these shares, 18,000 vest on December 17, 2014 and 12,000 vest ratably over a two year period on November 3, 2014 and November 3, 2015. In addition, 4,995 shares vest ratably over a four year period with the next vesting date on February 13, 2014, and 25,215 vest ratably over a five year period with the first vesting date after December 31, 2013 on February 20, 2014.

(5)

Of these shares, 18,000 vest on December 17, 2014 and 12,000 vest ratably over a two year period on November 3, 2014 and November 3, 2015. In addition, 4,995 shares vest ratably over a four year period with the next vesting date on February 13, 2014, and 25,769 vest ratably over a five year period with the first vesting date after December 31, 2013 on February 20, 2014.

Options Exercised and Stock Vested

The following table reflects our NEO’s restricted shares that vested during 2013:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Kevin E. Grant	48,726	$458,670
Frances R. Spark	19,284	153,393
Richard E. Cleary	19,123	151,869
Thomas A. Rosenbloom	19,123	151,869

Pension Benefits

We do not maintain a pension plan.

Nonqualified Deferred Compensation

We did not have a deferred compensation plan in 2013.

Partial Payments Upon Termination of Employment

The following summaries set forth potential payments payable to our NEOs upon termination of employment or a change in control of us under their current employment agreements. Post-employment payments to our NEOs are determined by reference to their base salary and incentive compensation.

Termination by Us Other Than for Cause or Termination by the Executive for Good Cause

If we terminate an executive officer’s employment without “cause,” or if the executive officer resigns for “good reason,” we must immediately pay any unpaid portion of the executive’s base salary. In addition, the executive is entitled to receive a severance payment equal to a multiple of his or her average base salary plus the average incentive compensation earned during the shorter of (i) the three fiscal years immediately preceding the year of termination or (ii) the period of time beginning on the date of the executive’s employment agreement though the date of his or her termination of employment. The severance payment multiple for each of Mr. Grant, Ms. Spark, Mr. Cleary, and Mr. Rosenbloom is 2.5, 1.0, 1.0 and 1.0, respectively. One half of this severance amount is payable by the later of (i) 30 days after the termination date or (ii) five business days after the effectiveness of the executive’s liability release agreement, and the remaining severance amount is payable by March 15 of the year following the termination date. Additionally, upon a termination by us without “cause” or by the executive for “good reason,” we shall reimburse the executive for the amount of premiums paid by him or her to continue coverage under our health plan for a period not to exceed 12 (or, in the case of Mr. Grant only, 24) months after termination (or, if the executive is not eligible to remain on our health plan for such time, we will reimburse him or her for premiums paid to continue coverage under COBRA or a similar state law for a period not to exceed 12 (or, in the case of Mr. Grant only, 24) months after termination).

“Good Reason” is defined by the employment agreements as the occurrence of one or more of the following without the executive’s written consent:

•	our failure to pay the executive any amounts due under his or her employment agreement in a timely manner;

•

a material diminution in the executive’s duties, authorities or responsibilities. However, “Good Reason” does not include: (i) with respect to Mr. Grant, the removal of the title of Chairman, Chief Investment Officer or President, so long as he retains his title of Chief Executive Officer; (ii) with respect to Ms. Spark, the removal of the title of Treasurer so long as she retains her title of Chief Financial Officer; (iii) with respect to Mr. Cleary, the removal of the title of Assistant Secretary so long as he retains his title of Chief Operating Officer, and (iv) with respect to Mr. Rosenbloom, the removal of the title of Executive Vice President of Business Development so long as he retains his titles of General Counsel and Secretary;

•	a reduction in the executive’s base salary below the initial base salary set forth in his or her employment agreement;

•	the relocation of the executive’s principal place of employment more than 50 miles from Waltham, Massachusetts (except for a relocation approved by a majority of the independent directors);

•	a material breach by us of the employment agreement;

•	with respect to Mr. Grant only, a failure to nominate him as a member of the Board of Directors; or

•	our failure to obtain the assumption of the executive’s employment agreement in writing by any successor following a “change in control” (as defined in the employment agreement.)

We have a 30-day cure period to cure the grounds asserted for a termination for “Good Reason.”

“Cause” is defined by the employment agreements as the occurrence of one or more of the following:

•	acts or omissions constituting recklessness or willful misconduct on the part of the executive in connection with the performance of his duties to us (subject to certain notice and cure provisions);

•	a material breach by the executive of the terms of his or her employment agreement (subject to certain notice and cure provisions);

•

the failure of the executive to adhere to the lawful directions of the Board that are reasonably consistent with the executive’s duties and positions (subject to certain notice and cure provisions); or

•	the executive’s conviction or plea of guilty or nolo contendre for fraud, misappropriation or embezzlement in connection with our assets or to a felony.

If any payments, distributions or benefits provided or to be provided to the executive under the employment agreement or otherwise are determined to be subject to the excise tax imposed by Section 4999 of the Code on payments related to a change in control (parachute payments), each employment agreement provides that such parachute payments will be reduced to an amount that will avoid imposition of such excise taxes. However, the parachute payments will not be reduced if it is determined that the officer would have a greater net after-tax benefit after paying the applicable excise taxes on the unreduced parachute payments. If the parachute payments are not reduced under the terms of the employment agreements, Section 280G of the Code may limit our ability to deduct such payments for Federal income tax purposes.

In addition, if we terminate an executive’s employment without cause or if the executive terminates his or her employment for good reason, all unvested shares of restricted stock owned by the executive as of the termination date will become immediately vested.

Failure to Renew Employment Agreements

If Mr. Grant’s employment is terminated due to our failure to renew his employment agreement, Mr. Grant will be entitled to receive a severance payment from us equal to two (2) times the average of (i) his base salary plus (ii) the incentive compensation earned during the shorter of (A) the three fiscal years immediately preceding the year of termination or (B) the period of time beginning on the date of Mr. Grant’s employment agreement through the date of his termination of employment. Our failure to renew the employment agreements of Ms. Spark, Mr. Cleary or Mr. Rosenbloom will be treated as a termination by us without cause for purposes of determining severance benefits.

Termination in Connection with a Change-in-Control Transaction

A “change-in-control” transaction is deemed to have occurred if:

•	our stockholders approve of a plan for our complete liquidation or dissolution;

•	we sell or dispose of all or substantially all of our assets;

•	any person becomes the beneficial owner of greater than 50% of our voting shares;

•

we are part of a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event own less than 50% of the voting power of the surviving company following such event;

•

during any period of two consecutive years, board members as of the effective date of the employment agreement (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors unless any new board member was approved by a vote of a majority of the Incumbent Directors; or

•	the Board of Directors adopts a resolution stating that, as a result of any transaction or event, a “change-in-control” transaction has occurred.

Our NEOs will not receive any severance solely due to a change-in-control transaction and our NEOs are not entitled to a gross up or indemnification for any parachute tax liability that they incur. In order for our NEOs to receive severance benefits in connection with a change-in-control transaction, either (i) the NEO must have been terminated other than for “cause” within 24 months after a change-in-control transaction (in which case he or she shall receive the same termination benefits related to a termination by us other than for “cause”) or (ii) the NEO must have terminated his or her employment for “good reason” within 12 months after a change-in-control transaction (in which case he or she shall receive the same termination benefits related to a termination for “good reason”).

Termination Upon Death or Disability

Death

Upon the death of an executive during his or her employment with us, we are obligated to pay his or her estate all accrued but unpaid amounts of his or her base salary and the pro rata portion of his or her incentive compensation for the year of his or her death. The amount of the incentive compensation paid in the year of an executive’s death will equal the maximum performance bonus he or she would have been entitled to receive for that year (as determined at the end of the year of his or her death) multiplied by a ratio equal to the number of days he or she was employed in the year of his or her death divided by 365. The incentive compensation will be paid at the same time and manner had the executive not died. In addition, the executive’s beneficiaries will receive benefits in accordance with our retirement, insurance and other applicable programs and plans then in effect.

Disability

We are entitled to terminate an executive’s employment due to his or her disability if he or she has been absent from the full-time performance of his or her duties with us for six consecutive months, and if, within 30 days after written notice by us, he or she has not returned to the full-time performance of his or her duties. We will continue to pay the executive’s base salary during the period that the executive is first absent from the full-time performance of his or her duties and until the later of the date he or she is terminated from employment due to disability or the date he or she begins to receive long-term disability payments under our long-term disability plan. In addition, the executive will be entitled to receive a pro rata portion of the incentive compensation for the year of the executive’s termination due to disability and a severance amount equal to 0.75 times (or, in the case of Mr. Grant only, two times) the average amount of the executive’s base salary during the shorter of (i) three fiscal years immediately preceding the year of termination or (ii) the period of time from the effective date of his or her employment agreement to the date of termination. Disability severance amounts shall be payable by us in 12 (or, in the case of Mr. Grant only, 24) equal monthly installments beginning on the month immediately following the termination date.

We also will reimburse the executive for the amount of premiums paid by him or her to continue coverage under our health plan for a period not to exceed 12 months (or, in the case of Mr. Grant only, 24 months) after termination. If the executive is not eligible to remain on our health plan for such time, we will reimburse him or her for premiums paid to continue coverage under COBRA or a similar state law for a period not to exceed 12 months (or, in the case of Mr. Grant only, 24 months) after termination.

Termination by Us for Cause or by the Executive Without Good Reason

If we terminate the executive for cause or if the executive terminates employment without good reason:

•	we are obligated to pay him or her only all accrued but unpaid amounts of his or her base salary and any previously awarded but unpaid incentive compensation; and

•	we will not be required to provide any additional benefits to the executive and any of the executive’s unvested equity awards shall be forfeited.

Potential Post-Employment Payments and Payments Upon a Change-In-Control

The following table presents the potential post-employment payments and payments our NEOs would be entitled to receive under their employment agreements following the payment trigger events in their respective employment agreements, which are included in the table below. We assumed that the triggering event took place on December 31, 2013 for purposes of the calculations in the table below.

Name	Benefit	Termination Without Cause or for Good Reason	Termination Without Cause Within 24 Months Following a Change of Control	Termination for Good Reason Within 12 Months Following a Change of Control	Termination Due to Failure to Renew Employment Agreement	Disability
Kevin E. Grant	Base Salary	$1,875,000	$1,875,000	$1,875,000	$1,500,000	$1,500,000
	Incentive Compensation	8,589,510	8,589,510	8,589,510	6,871,608	—
	Equity Awards(1)	2,338,137	2,338,137	2,338,137	2,338,137	2,338,137
	Healthcare Premiums(2)	31,554	31,554	31,554	31,554	31,554

	Total	$12,834,201	$12,834,201	$12,834,201	$10,741,299	$3,869,691

Frances R. Spark	Base Salary	$500,000	$500,000	$500,000	$500,000	$375,000
	Incentive Compensation	617,858	617,858	617,858	617,858	—
	Equity Awards(1)	447,809	447,809	447,809	447,809	447,809
	Healthcare Premiums(2)	5,985	5,985	5,985	5,985	5,985

	Total	$1,571,651	$1,571,651	$1,571,651	$1,571,651	$828,794

Richard E. Cleary	Base Salary	$450,000	$450,000	$450,000	$450,000	$337,500
	Incentive Compensation	568,393	568,393	568,393	568,393	—
	Equity Awards(1)	442,451	442,451	442,451	442,451	442,451
	Healthcare Premiums(2)	15,777	15,777	15,777	15,777	15,777

	Total	$1,476,621	$1,476,621	$1,476,621	$1,476,621	$795,728

Thomas A. Rosenbloom	Base Salary	$450,000	$450,000	$450,000	$450,000	$337,500
	Incentive Compensation	574,179	574,179	574,179	574,179	—
	Equity Awards(1)	446,556	446,556	446,556	446,556	446,556
	Healthcare Premiums(2)	15,777	15,777	15,777	15,777	15,777

	Total	$1,486,512	$1,486,512	$1,486,512	$1,486,512	$799,833

(1)	Represents the fair value of all unvested shares of restricted stock as of December 31, 2013.
(2)	Represents the present value of all reimbursable health insurance premiums.

Equity Compensation Plans

The following table provides information as of December 31, 2013 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Stockholders(2)	131,088	$30.00	8,084,318
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	131,088	$30.00

(1)	Excluding securities reflected in the column entitled “Number of Securities to be Issued upon Exercise of Outstanding Options.”
(2)	Includes the 2006 Plan and the 2013 Plan.

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) provides our stockholders with an advisory vote to approve our NEO compensation. This advisory vote gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Although this vote is advisory and is not binding, the Board of Directors and the compensation committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

In connection with our 2012 annual meeting, we asked our stockholders to vote, on an advisory basis, to recommend the frequency with which we would provide future advisory votes on NEO compensation. After careful consideration, our Board of Directors determined that holding an advisory vote on NEO compensation each year was the most appropriate policy for the Company and recommended that the stockholders vote, on an advisory basis, to hold future advisory votes on NEO compensation each year. At our 2012 annual meeting, approximately 48.27% of stockholders cast votes, on an advisory basis, to recommend the frequency with which we should provide future advisory votes on NEO compensation, which percentage excludes broker non-votes. Approximately 86.87% of those stockholders voted, on an advisory basis, to hold future advisory votes on NEO compensation each year, approximately 1.30% voted, on an advisory basis, to hold future advisory voted on NEO compensation every two years, approximately 10.84% voted, on an advisory basis, to hold future advisory voted on NEO compensation every three years and approximately 0.98% abstained. Taking into consideration the recommendation of the stockholders, our Board of Directors elected to hold advisory votes on NEO compensation each year. In the future, our Board of Directors may reconsider the frequency with which we hold advisory votes on NEO compensation.

As described in detail under “Compensation Discussion and Analysis,” we believe that our compensation program is designed to align the interests of management with those of our stockholders, apply a pay-for-performance philosophy and attract and retain top management talent, while at the same time reducing our expense ratio and managing expenses. Our Board of Directors and compensation committee carefully review, analyze and discuss our compensation program on an ongoing basis. Our Board of Directors believes that our current executive compensation program effectively links executive compensation to our performance and appropriately aligns the interests of our executive officers with those of our stockholders. For example:

•

A meaningful portion of the total compensation paid or awarded to our named executive officers is performance-based, and the performance goals are carefully considered, reviewed and revised each year to tailor them to current market information and practices. In 2013, the compensation committee conducted an extensive evaluation of our compensation practices with the support of FTI.

•

The Board of Directors has adopted minimum stock ownership guidelines that apply to our executive officers and non-employee directors, and which require our executive officers and non-employee directors to own meaningful amounts of our stock, thereby participating in receiving our dividends and experiencing the changes in value of our stock with all of our stockholders.

•

In 2013, the Board conducted an extensive evaluation of our compensation practices with the support of FTI and adopted compensation practices that we believe align the interests of our executive officers with those of our stockholders.

See the information set forth under “Named Executive Officer Compensation for 2013” for more information on these elements of our NEO compensation program.

For these reasons, the Board of Directors strongly endorses the Company’s NEO compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in the proxy statement for the 2014 annual meeting of stockholders.”

The Board of Directors recommends that the stockholders vote FOR the approval, on an advisory basis, of our named executive officer compensation.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2014, subject to ratification of this appointment by our stockholders. Deloitte & Touche LLP has served as our independent registered public accountants since February 2006 and is considered by our management to be well qualified.

Fee Disclosure

The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for each of our last two fiscal years:

	Fiscal Year Ended December 31,
	2013	2012
Audit Fees	$717,156	$782,702
Audit-Related Fees	—	—
Tax Fees	104,065	99,074
All Other Fees	2,000	2,000

Total	$823,221	$883,776

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by Deloitte & Touche LLP related to our public offerings and registration statements. In 2013 and 2012, fees and expenses related to the issuance of consents and comfort letters included in the total Audit Fees were $60,979 and $195,229, respectively.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” In 2013, “All Other Fees” consisted of a subscription fee for Deloitte & Touche LLP’s accounting technical library.

Pre-Approval Policy

All audit, tax and other services provided to us were reviewed and pre-approved by the audit committee or a member of the audit committee designated by the full committee to pre-approve such services. The audit committee or designated member concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants.

AUDIT COMMITTEE REPORT

The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors, in accordance with the audit committee charter. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the audit committee reviewed with management and Deloitte & Touche LLP the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also reviewed and discussed with management and Deloitte & Touche LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the Annual Report on Form 10-K for the year ended December 31, 2013.

In addition, the audit committee discussed and received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board, and the audit committee discussed with the independent registered public accountants the auditors’ independence from management and us and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended.

In reliance on the reviews and discussions referred to above, prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 with the SEC, the audit committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in such annual report for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte & Touche LLP is in fact “independent.”

By the Audit Committee

David A. Tyson, PhD (Chairman)

Tanya S. Beder

Stephen P. Jonas

Raymond A. Redlingshafer, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of March 15, 2014, with respect to:

•	each of our directors;

•	each of our director nominees;

•	each of our NEOs;

•	each stockholder of the Company that is known to us to be the beneficial owner of more than 5% of our common stock based upon filings made with the SEC; and

•	all directors, director nominees and executive officers as a group.

Unless otherwise indicated, the business address for each of the identified stockholders is 890 Winter Street, Suite 200, Waltham, Massachusetts 02451. Except as indicated in the footnotes below, none of the executive officers or directors has pledged his shares of common stock as collateral, and each named beneficial owner has sole voting power and sole dispositive power.

Name and Address of Beneficial Owner	Shares of Common Stock(1)	Percent of Common Stock(2)
5% Stockholders
BlackRock, Inc. (3)	13,785,048	8.3%
The Vanguard Group, Inc. (4)	9,308,051	5.6%
Directors and Executive Officers
Kevin E. Grant(5)	605,935	*
Tanya Beder(6)	11,555	*
Richard E. Cleary(7)(8)	171,050	*
Douglas Crocker, II(6)	51,193	*
Jeffery P. Hughes(6)(9)	130,733	*
Stephen P. Jonas(6)	134,474	*
Raymond A. Redlingshafer, Jr.(6)	36,896	*
Thomas A. Rosenbloom(10)	102,844	*
Frances R. Spark(11)	153,662	*
James A. Stern(6)(12)	105,454	*
David A Tyson(6)	25,857	*

All Executive Officers and Directors as a Group (11) persons	1,529,653	1.0%

*	Represents ownership of less than 1.0%.
(1)

In accordance with SEC rules, each listed person’s beneficial ownership includes: (1) all shares the investor actually owns beneficially or of record; (2) all shares over which the investor has or shares voting or dispositive control; and (3) all shares the investor has the right to acquire within 60 days of March 15, 2014 (such as upon the exercise of options that are currently vested or which are scheduled to vest within 60 days).

(2)

For purposes of this table, a person is deemed to be the beneficial owner of shares of common stock if that person has the right to acquire such shares within 60 days of March 15, 2014 by the exercise of any options. Options held by a person are deemed to have been exercised for the purpose of computing the percentage of outstanding shares of common stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of common stock beneficially owned by any other person.

(3)

Information based on a Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. (“BlackRock”). Blackrock has (a) sole voting power over 13,219,220 shares; (b) shared voting power over zero shares; (c) sole dispositive power over 13,785,048 shares; and (d) shared dispositive power over zero shares. BlackRock beneficially owns an aggregate of 13,785,048 shares. This total includes shares on behalf of BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(4)

Information based on a Schedule 13G filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. (“Vanguard”). Vanguard has (a) sole voting power over 274,755 shares; (b) shared voting power over zero shares; (c) sole dispositive power over 9,049,196 shares; and (d) shared dispositive power over 258,855 shares. Vanguard beneficially owns an aggregate of 9,308,051 shares. This total includes 258,855 on behalf of Vanguard Fiduciary Trust Company and 15,900 shares on behalf of Vanguard Investments Australia, Ltd. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Includes (i) 446,982 unvested shares of restricted stock and (ii) options to acquire 131,088 shares of common stock at an exercise price of $30.00 per share.
(6)	Includes 7,235 unvested shares of restricted stock.
(7)	Mr. Cleary has pledged 16,256 shares of our common stock as security for a margin loan.
(8)	Includes 86,285 unvested shares of restricted stock.
(9)	Includes 24,000 shares of common stock held in trusts for which Mr. Hughes is a trustee.
(10)	Includes 86,729 unvested shares of restricted stock.
(11)	Includes 90,405 unvested shares of restricted stock.
(12)	Includes 16,666 shares of common stock held in a trust for which Mr. Stern is a trustee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2013 the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Options and Restricted Stock Awards

We have granted shares of restricted stock to our independent directors and shares of restricted stock and options to purchase shares of our common stock to certain officers and employees. See “Named Executive Officer Compensation for 2013—Compensation, Discussion and Analysis—Compensation of Our Named Executive Officers for 2012 Performance” and “Director Compensation for 2013” for a discussion of the restricted stock that we granted to our NEOs and directors in 2013.

Purchases of Common Stock by Executive Officers, Directors and Affiliates

Certain of our executive officers, directors, and employees own shares of our common stock as a result of purchases of our common stock in certain of our private offerings, our initial public offering and open market transactions. All of these securities were purchased at the same price paid by other third party investors.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and certain officers to the fullest extent permitted by law and advance to our directors and certain officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Related Person Transaction Policy

Our Board of Directors has adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our corporate secretary any related person transaction and (i) all material facts about the transaction, (ii) the benefits to us of the related party transaction, (iii) if applicable, the availability of other sources of comparable products and services and (iv) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our corporate secretary would then assess whether the proposed transaction is a “related person transaction” and, if so, promptly communicate that information to the audit committee. Based on its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve such transaction. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the audit committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any member of the audit committee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2015 annual meeting of stockholders, including a proposal for the election of a director, must be received by the corporate secretary of the Company no later than December 2, 2014 in order to be considered for inclusion in our proxy statement relating to the 2015 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Our bylaws currently provide that in order for a proposal of a stockholder to be presented at our 2015 Annual Meeting of Stockholders, other than a stockholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than November 2, 2014 and on or before 5:00 p.m., Eastern Time, December 2, 2014. If the 2015 annual meeting of stockholders is scheduled to take place before April 9, 2015 or after June 8, 2015, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2015 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2015 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2015 annual meeting of stockholders is first made public by the Company. Any such proposal should be mailed to: CYS Investments, Inc., 890 Winter Street, Suite 200, Waltham, Massachusetts 02451, Attention: Corporate Secretary. The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•

the class, series and number of shares of stock of the Company which are owned by such stockholder or any stockholder associated person, if any, and the nominee holder for, and number of, shares owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act) but not of record by such stockholder and by such stockholder associated person;

•

any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such stockholder and/or stockholder associated person, the purpose or effect of which is to give such stockholder and/or stockholder associated person economic risk similar to ownership of shares of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company (“synthetic equity interests”), which synthetic equity interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such stockholder and/or stockholder associated person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such stockholder and/or stockholder associated person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and/or stockholder associated person has a right to vote any shares of any security of the Company;

•	any short interest in any security of the Company;

•

any rights to dividends on the shares of the Company owned beneficially by such stockholder and/or stockholder associated person that are separate or separable from the underlying shares of the Company;

•	any proportionate interest in shares of the Company or synthetic equity interests held, directly or indirectly, by a general or limited partnership in which such stockholder and or stockholder

•	associated person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

•

any performance-related fees (other than an asset-based fee) to which such stockholder and/or stockholder associated person is entitled based on any increase or decrease in the value of shares of the Company, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s and/or stockholder associated person’s immediate family sharing the same household; and

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the class, series and number of shares of stock of the Company that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•

all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•

any material interest in such business of the stockholder and any stockholder associated person, individually or in the aggregate, including the anticipated benefit to the stockholder and any stockholder associated person.

A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

“HOUSEHOLDING” OF ANNUAL REPORT ON

FORM 10-K AND PROXY STATEMENT

The SEC rules allow for the delivery of a single copy of an annual report to stockholders and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, Computershare by telephone at (800) 622-6757 within the U.S. and Canada or (781) 575-4735 outside the U.S. and Canada in writing at P.O. Box 30170, College Station, Texas 77842-3170.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to CYS Investments, Inc., 890 Winter Street, Suite 200, Waltham, Massachusetts 02451, Attention: Secretary. You can also refer to our web site at www.cysinv.com. Information at, or connected to, our web site is not and should not be considered part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas A. Rosenbloom

Secretary

Waltham, Massachusetts

March 28, 2014

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Central Time, on May 9, 2014.
Vote by Internet
• Go to www.envisionreports.com/CYS
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1, a vote “FOR”
Proposal 2, and a vote “FOR” Proposal 3.

1. Proposal to elect eight (8) directors (“Proposal 1”).									+
	For	Withhold		For	Withhold		For	Withhold
01 - Kevin E. Grant	☐	☐	02 - Tanya S. Beder	☐	☐	03 - Douglas Crocker, II	☐	☐

04 - Jeffrey P. Hughes	☐	☐	05 - Stephen P. Jonas	☐	☐	06 - Raymond A. Redlingshafer, Jr.	☐	☐
07 - James A. Stern	☐	☐	08 - David A. Tyson, PhD	☐	☐

	For	Against	Abstain	For	Against	Abstain
2. Advisory vote to approve the compensation of the Company’s named executive officers (“Proposal 2”).	☐	☐	☐

3. To consider and act upon a proposal to ratify, confirm and approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (“Proposal 3”).

				☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 9, 2014:

The proxy statement and our annual report to stockholders are available on the internet at http://www.cysinv.com. On this site, you will be able to access the proxy statement, our annual report to stockholders and any amendments or supplements to the foregoing material that is required to be furnished to stockholders. If you wish to obtain directions to the Annual Meeting, please contact our corporate secretary at (617) 639-0440.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CYS INVESTMENTS, INC.	+

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 2014

This Revocable Proxy is Solicited By the Board of Directors of CYS Investments, Inc.

The undersigned stockholder of CYS Investments, Inc., a Maryland corporation (the “Company”), hereby appoints Kevin E. Grant and Thomas A. Rosenbloom (collectively, the “Proxies”), and either of them, with full power to act alone and with full power of substitution and revocation, as proxies of the undersigned to attend the 2014 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at the offices of K&L Gates LLP, located at State Street Financial Center, One Lincoln Street, 19th Floor, Boston, Massachusetts 02111, on May 9, 2014 at 9:00 a.m., Eastern Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present upon the following proposals and to vote according to their discretion on any other matter which may properly be presented for action at the Annual Meeting or any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for director, “FOR” the compensation of our named executive officers, and “FOR” the ratification and approval of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

C	Non-Voting Items
Change of Address — Please print new address below.

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+